Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WHITING RESOURCES CORPORATION

AS SELLER

AND

RIMROCK OIL & GAS WILLISTON, LLC

AS BUYER

AUGUST 14, 2017

-i-

-ii-

-iii-

EXHIBIT AND SCHEDULE LIST

EXHIBITS:

EXHIBIT A	Leases
EXHIBIT B	Wells
EXHIBIT B-1	WI/NRI/Net Acres/Allocated Values
EXHIBIT B-2	Easements
EXHIBIT B-3	Required Consents
EXHIBIT C	Gathering System
EXHIBIT D	Material Agreements
EXHIBIT E	Form of Assignment, Bill of Sale and Conveyance
EXHIBIT F	Form of Transition Services Agreement

SCHEDULES:

Schedule 2.3(s)	Certain Excluded Assets
Schedule 5.1(b)(vii)	Certain Permitted Encumbrances (Contested Taxes)
Schedule 5.1(b)(xi)	Certain Permitted Encumbrances (Contested Liens)
Schedule 5.6(b)-1	Mahtook Leases
Schedule 5.6(b)-2	Tribal Leases
Schedule 6.1	Form of Indemnity
Schedule 9.1(a)	MHA Wells and Charging Eagle Well
Part 1 – Seller Well Costs
Part 2 – Buyer Well Costs
Schedule 9.1(e)	Required Insurance Coverages
Schedule 9.2(b)	Instruments
Schedule 9.6	Hedging Transactions
Schedule 16.10	Persons with Knowledge

Disclosure Schedule

-iv-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated August 14, 2017 (the “Execution Date”), is by and between Whiting Resources Corporation, a Colorado corporation, whose address is 1700 Broadway, Suite 2300, Denver, Colorado 80290 (“Seller”) and RimRock Oil & Gas Williston, LLC, a Delaware limited liability company, whose address is 5690 DTC Boulevard, Suite 670 E, Greenwood Village, CO 80111-3217 (“Buyer”), and, for the limited purposes set forth herein, Whiting Oil and Gas Corporation, a Delaware corporation (“WOGC”), and RimRock Oil & Gas Williston Resources, Inc., a Delaware corporation (“Agent Corp”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.	Seller owns and desires to sell its interests in oil and gas properties located in Dunn, McLean and Mountrail Counties, North Dakota, and associated assets and rights therein all as more particularly described in Section 2.2 below.

B.	Buyer has conducted and will conduct an independent investigation of the nature and extent of the Assets (as hereinafter defined) and desires to purchase all of Seller’s interests in the Assets pursuant to the terms of this Agreement. The transaction contemplated by this Agreement may be referred to as the “Transaction.”

AGREEMENT

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

Section 1.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the subsections or other subdivisions referenced to below:

“Accounts Receivable” means, in connection with the Leases and Wells in which Seller or its Affiliates is the operator, all of Seller’s accounts receivable attributable to all Third Party non-operating working interest owners covering Property Costs under joint interest billings or revenue distributions rendered by Seller.

“AFEs” has the meaning assigned to such term in Section 7.12.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the first paragraph hereof.

“Allocated Value” has the meaning assigned to such term in Section 3.3.

“Applicable Conditions” means (i) all of the conditions set forth in Section 11.1 (other than (A) those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied at the Closing and (B) the condition set forth in Section 11.1(d)) have been satisfied and remain satisfied, or have been waived (in writing) by Seller; (ii) all of the conditions set forth in Section 11.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at the Closing, and other than by virtue of Buyer failing to effect the Closing) have been satisfied and remain satisfied, or have been waived (in writing) by Buyer; (iii) Seller has confirmed by written notice to Buyer that Seller stands, and will stand, ready, willing and able to consummate the transactions contemplated hereby upon satisfaction of the condition set forth in Section 11.1(d) within three (3) Business Days following delivery of such written notice; and (iv) the condition in Section 11.1(d) has not been satisfied for any reason, through no fault of Seller, within the Hedge Novation Cure Period.

“Arbitrator” and “Arbitrators” have the meaning assigned to such terms in Section 15.7.

“Asset Taxes” has the meaning assigned to such term in Section 10.1(a).

“Asset Workers” has the meaning assigned to such term in Section 7.8(b).

“Assets” has the meaning assigned to such term in Section 2.2.

“Assumed Environmental Liabilities” has the meaning assigned to such term in Section 6.4.

“Assumed Liabilities” has the meaning assigned to such term in Section 15.1.

“Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it were subject to ERISA, including any plan for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, and (e) each pension, death or other retirement benefit plan, share incentive or other employee benefit or long term incentive plan or arrangement; provided, that such term excludes (i) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (ii) workers compensation insurance, and (iii) directors and officers liability insurance.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks located in the State of North Dakota are authorized or are obligated to close.

“Buyer” has the meaning assigned to such term in the first paragraph hereof.

“Buyer Employer” has the meaning assigned to such term in Section 9.4(a).

“Buyer Indemnified Parties” means the Buyer, its Affiliates, its and their Representatives, and each such Person’s successors and assigns.

“Buyer Related Parties” has the meaning assigned to such term in Section 12.2(a).

“Buyer’s Representatives” has the meaning assigned to such term in Section 4.1.

“Capital Projects” has the meaning assigned to such term in Section 7.12.

“Casualty Loss” has the meaning assigned to such term in Section 5.5(b).

“CBA” has the meaning assigned to such term in Section 7.6.

“Charging Eagle Well” means the Charging Eagle 15-21A-16-4H Well (API 3302502855).

“Claim” has the meaning assigned to such term in Section 15.6(c).

“Claim Notice” has the meaning assigned to such term in Section 15.6(b).

“Closing” and “Closing Date” have the meanings assigned to such terms in Section 13.1.

“Closing Amount” has the meaning assigned to such term in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning assigned to such term in Section 9.3(a).

“Conveyance” has the meaning assigned to such term in Section 13.3(a).

“COPAS” means the Council of Petroleum Accountant Societies, Inc.

“Counterparties” has the meaning assigned to such term in Section 9.6(a).

“Cure Period” has the meaning assigned to such term in Section 5.2(d).

“Customary Post-Closing Consent” means the consents and approvals from Governmental Authorities (excluding native or tribal governments) for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets. Without limiting the foregoing, Leases that require approval of the Secretary of the United States Department of Interior in order to assign such Lease and do not require the consent of any other Person (including native or tribal governments) shall constitute a Customary Post-Closing Consent.

“Debt Financing” means any debt financing incurred or intended to be incurred by Buyer and its Affiliates, in each case, in regards to financing the Transaction contemplated by this Agreement.

“Defensible Title” has the meaning assigned to such term in Section 5.1(a).

“Deposit” has the meaning assigned to such term in Section 3.2(a).

“Designated Employees” has the meaning assigned to such term in Section 9.4(a).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the entry into this Agreement setting forth certain disclosures pursuant to and certain exceptions to the representations and warranties contained in Article VII.

“Disputed Environmental Matter” has the meaning assigned to such term in Section 6.1(c)(iii).

“Disputed Title Matter” has the meaning assigned to such term in Section 5.4(a).

“Disputes” has the meaning assigned to such term in Section 15.7.

“Effective Time” has the meaning assigned to such term in Section 2.4.

“Environmental Consultant” has the meaning assigned to such term in Section 6.1(a).

“Environmental Deductible” has the meaning assigned to such term in Section 6.4.

“Environmental Defect”, “Environmental Defect Notice”, “Environmental Defect Notice Date”, “Environmental Law”, “Environmental Defect Property” and “Environmental Defect Threshold” have the meanings assigned to such terms in Section 6.4.

“Environmental Indemnity” has the meaning assigned to such term in Section 6.1(c)(i).

“Environmental Inspection” has the meaning assigned to such term in Section 4.2.

“Escrow Account” has the meaning assigned to such term in Section 3.2(b).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning assigned to such term in Section 3.2(b).

“Exchange Act” has the meaning assigned to such term in Section 16.17(a).

“Excluded Assets” has the meaning assigned to such term in Section 2.3.

“Execution Date” has the meaning assigned to such term in the first paragraph hereof.

“Final Purchase Price” has the meaning assigned to such term in Section 14.1(a).

“Final Settlement Date” has the meaning assigned to such term in Section 14.1(a).

“Final Settlement Statement” has the meaning assigned to such term in Section 14.1(a).

“Financing Sources” means the Persons that have committed to provide, will commit to provide or otherwise enter into agreements in connection with the Debt Financing, together with their Affiliates, officers, directors, employees, limited partners, stockholders, managers, members, agents and representatives involved in the Debt Financing and their successors and assigns.

“First Extension Election” has the meaning assigned to such term in Section 12.1(g)(i).

“Fundamental Representations” means those representations set forth in Sections 7.1(a), 7.1(b), 7.2, 7.3, 7.10, and 7.11.

“Governmental Authority” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, arbitral body (public or private) regulatory or administrative or other division or instrumentality thereof.

“Hazardous Substances” has the meaning assigned to such term in Section 6.4.

“Hedge Deposit” has the meaning assigned to such term in Section 3.2(b).

“Hedge Novation Cure Period” means the three (3) Business Day period following the delivery by Seller of the written notice described in clause (iii) of the definition of “Applicable Conditions”.

“Hedging Transactions” has the meaning assigned to such term in Section 9.6(a).

“Hydrocarbons” has the meaning assigned to such term in Section 2.2(a).

“Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” has the meaning assigned to such term in Section 10.1(b).

“Indemnified Party” and “Indemnifying Party” have the meanings assigned to such terms in Section 15.6(b).

“Indemnified Party Counsel” has the meaning assigned to such term in Section 15.6(c).

“Indemnity Cap” has the meaning assigned to such term in Section 15.5(b).

“Indemnity Deductible” has the meaning assigned to such term in Section 15.5(b).

“Individual Claim Threshold” has the meaning assigned to such term in Section 15.5(b).

“Information” has the meaning assigned to such term in Section 9.3(a).

“Instruments” has the meaning assigned to such term in Section 9.2(b).

“Interest Addition” has the meaning assigned to such term in Section 5.3(a).

“Interest Addition Value” has the meaning assigned to such term in Section 5.3(a).

“Knowledge” has the meaning assigned to such term in Section 16.10.

“Lands” has the meaning assigned to such term in Section 2.2(a).

“Laws” means any and all statutes, laws (including common law), acts, judgments, ordinances, regulations, rules, rulings, codes, orders, restrictions, requirements, decrees, writs, injunctions, decrees or other official acts or legally enforceable requirements of or by any Governmental Authority.

“Leases” has the meaning assigned to such term in Section 2.2(a).

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable Laws of any jurisdiction, or any option, equity, claim (including any adverse claim to title) or right of or obligation to any other Person of whatever kind and character.

“Like-Kind Exchange” has the meaning assigned to such term in Section 2.5.

“Loss” and “Losses” have the meaning assigned to such terms in Section 15.4(d).

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include (i) general changes in industry or economic conditions, (ii) changes resulting from a change in commodity prices, (iii) changes in Laws or in regulatory policies, (iv) changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, (v) change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law, or (vi) changes or conditions that are fully cured or remediated by Closing, except to the extent such adverse effect on the ownership, operation or value of the Assets resulting or arising from clauses (i)-(v) above materially and disproportionately affects such Assets relative to other onshore oil and gas exploration assets and the production industry in North Dakota.

“Material Agreements” has the meaning assigned to such term in Section 7.6.

“MHA Wells” means, collectively, (a) the MHA 5-06-01H-149-92 Well (API 3302502740), and (b) the MHA 7-06-01H-149-92 Well (API 3302502741).

“Midstream Agreements” has the meaning assigned to such term in Section 5.6(c).

“Net Acre” as computed separately with respect to each Lease identified with a represented Net Acre on Exhibit B-1, (a) the gross number of mineral acres in the lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract. For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).

“Net Casualty Loss” has the meaning assigned to such term in Section 5.5(b).

“NORM” has the meaning assigned to such term in Section 6.4.

“Notice of Title Defects” has the meaning assigned to such term in Section 5.2(b).

“NRI” has the meaning assigned to such term in Section 5.1(a).

“Off-Site Environmental Liabilities” means all Losses relating to or arising from the disposal prior to the Closing of any Hazardous Substances arising out of, relating to, or generated on the Assets and disposed off-site of the Assets.

“Oil and Gas Assets” has the meaning assigned to such term in Section 5.1(a).

“Order” means any order, directive, judgment, decree (including consent decrees), decision, ruling, requirement, award, writ, assessment, injunction or other award of or determination or finding by, before or under the supervision of any Governmental Authority.

“Party” and “Parties” have the meanings assigned to such terms in the first paragraph hereof.

“Party Affiliate” has the meaning assigned to such term in Section 15.9.

“Permits” means any license, permit, variance, certification, certificate, registration, approval or authorization issued or granted by any Governmental Authority, together with any renewals, extensions or modifications thereof and additions thereto or applications therefor.

“Permitted Encumbrances” has the meaning assigned to such term in Section 5.1(b).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Plugging and Abandonment Obligations” means any and all responsibility for the following, to the extent arising out of or relating to the Assets, whether before, on or after the Effective Time, to the extent required by applicable Laws of any Governmental Authority or contracts in connection with any plugging, replugging or abandonment of the Wells: (a) the necessary and proper plugging, replugging and abandonment of the Wells; (b) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory and abandoned property located on or comprising part of the Assets in connection with any plugging, replugging or abandonment of the Wells; (c) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets in connection with any plugging, replugging or abandonment of the Wells; and (d) the necessary restoration of the surface and subsurface to the condition required by applicable Laws of any Governmental Authority and contracts in connection with any plugging, replugging or abandonment of the Wells.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Transaction.

“Preliminary Settlement Statement” has the meaning assigned to such term in Section 3.4(a).

“Property Costs” means all documented operating expenses including, without limitation, lease operating expenses (inclusive of direct field labor and auto expenses charged by Seller or its Affiliate to properties where Seller or its Affiliate is the operator), Asset Taxes (as defined and apportioned as of the Effective Time pursuant to Article X), utilities, prepaid expenses, deposits, costs of insurance, rentals (including lease rentals), maintenance costs, Royalties (if not otherwise deducted from proceeds), transportation costs for crude oil and natural gas, service fees pursuant to the TSA (but without duplication of amounts paid under the TSA) provided in Exhibit F, drilling and completion overhead costs where Seller or its Affiliate is the operator as chargeable under applicable joint operating agreements (“JOAs”) and as adjusted pursuant to the standards established by COPAS (such overhead to be calculated in a similar manner for properties without a JOA but where Seller or its Affiliate is the operator), Seller’s share of Third Party joint interest billings and Third Party overhead costs and capital expenditures, including lease options, if such option is elected by Buyer, lease maintenance, broker fees and other property acquisition costs, costs of acquiring equipment, drilling and completion expenses, workover expenses, material transfers when charged to any of the Assets, geological, geophysical and any other exploration or development expenditures chargeable under applicable JOAs or other third party agreements consistent with the standards established by COPAS, costs associated with the MHA Wells and Charging Eagle Well described in Part 2 of Schedule 9.1(a), in each case, actually incurred and paid in the ordinary course of business attributable to the use, operation, and ownership of the Assets and consistent with past practices, but “Property Costs” shall not include and Seller shall be responsible for (a) Retained Liabilities or matters for which Seller has agreed hereunder to indemnify, defend or hold harmless Buyer or Buyer Indemnified

Parties, (b) the Remediation or cure (or attempted Remediation or cure) of any Title Defects or Environmental Defects, or the cure or attempted cure of any other environmental conditions or matters or title claims in either case if and to the extent outside of the ordinary course of business or matters or breaches of this Agreement by Seller, (c) subject to Section 5.5(b), Casualty Loss (including any repair or restoration costs related thereto), (d) costs incurred to obtain a Required Consent, and (e) costs associated with the MHA Wells and Charging Eagle Well described in Part 1 of Schedule 9.1(a).

“Purchase Price” has the meaning assigned to such term in Section 3.1.

“QI” has the meaning assigned to such term in Section 2.5.

“Records” has the meaning assigned to such term in Section 2.2(g).

“Rejection Notice” has the meaning assigned to such term in Section 6.1(c)(iii).

“Release” has the meaning assigned to such term in Section 6.4.

“Remediate” and “Remediation” have the meaning assigned to such terms in Section 6.4.

“Remediation Costs” has the meaning assigned to such term in Section 6.4.

“Representatives” means any stockholders, members, managers, officers, directors, employees, agents, and representatives of a Party.

“Required Consent” has the meaning assigned to such term in Section 5.6.

“Required Insurance Coverages” has the meaning assigned to such term in Section 9.1(e).

“Restricted Asset” has the meaning assigned to such term in Section 5.6(a).

“Restricted Midstream Agreements” has the meaning assigned to such term in Section 5.6(c).

“Restricted Period” has the meaning assigned to such term in Section 14.3(a).

“Retained Liabilities” has the meaning assigned to such term in Section 15.2.

“Royalties” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, options, back-in interests, contractual rights to production, and other burdens upon, measured by or payable out of production related to the Leases or Lands, excluding, for the avoidance of doubt, any Taxes.

“Scheduled Closing Date” has the meaning assigned to such term in Section 13.1.

“SEC” has the meaning assigned to such term in Section 16.17(a).

“Second Extension Election” has the meaning assigned to such term in Section 12.1(g)(ii).

“Section 1031 Assets” has the meaning assigned to such term in Section 2.5.

“Seller” has the meaning assigned to such term in the first paragraph hereof.

“Seller Hedge Gains” means the amount of any gains realized and retained by Seller arising from or attributable to the settlement of any trades that are the subject of the Hedging Transactions.

“Seller Hedge Losses” means (i) all costs and expenses payable by Seller to Third Parties of entering into (and unwinding, if applicable) the Hedging Transactions, (ii) all costs and expenses payable by Seller to Third Parties related to transferring to, or novating in favor of, Buyer the trades that are the subject of the Hedging Transactions, and (iii) all other Losses, liabilities, costs, and expenses payable by Seller to Third Parties to the extent arising from or attributable to the Hedging Transactions.

“Seller Indemnified Parties” means the Seller, its Affiliates, its and their Representatives, and each such Person’s successors and assigns.

“Seller Plans” means those Benefit Plans that are sponsored, maintained, or contributed to by Seller covering any Asset Worker.

“Seller Taxes” has the meaning assigned to such term in Section 10.1(c).

“Special Warranty of Title” has the meaning assigned to such term in Section 5.2(a).

“Specified Leases” has the meaning assigned to such term in Section 5.6(b).

“Straddle Period” has the meaning assigned to such term in Section 10.1(d).

“Supporting Documentation” has the meaning assigned to such term in Section 5.2(b).

“Tax Return” has the meaning assigned to such term in Section 10.1(e).

“Taxes” has the meaning assigned to such term in Section 10.1(f).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Title Deductible” has the meaning assigned to such term in Section 5.1(c).

“Title Defect” has the meaning assigned to such term in Section 5.1(c).

“Title Defect Date” has the meaning assigned to such terms in Section 5.2(b).

“Title Defect Property” has the meaning assigned to such term in Section 5.2(c).

“Title Defect Value” has the meaning assigned to such term in Section 5.1(d).

“Title Indemnity” has the meaning assigned to such term in Section 5.2(c).

“Title Threshold” has the meaning assigned to such term in Section 5.1(c).

“Transaction” has the meaning assigned to such term in the second paragraph of the Recitals.

“Transfer Taxes” has the meaning assigned to such term in Section 10.5.

“Transferred Employees” has the meaning assigned to such term in Section 9.4(a).

“TSA” has the meaning assigned to such term in Section 13.3(l).

“Vehicles” has the meaning assigned to such term in Section 9.5(a).

“Wells” has the meaning assigned to such term in Section 2.2(b).

“WI” has the meaning assigned to such term in Section 5.1(a).

Section 1.2 References, Titles and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(a) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(b) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(c) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(d) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

(g) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(h) All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(i) The Disclosure Schedule, each Exhibit and each Schedule attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes, and references to this Agreement shall also include the Disclosure Schedule, such Exhibit or such Schedule unless the context in which used shall otherwise require.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase the Assets, all pursuant to the terms of this Agreement.

Section 2.2 The Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following, all of which are located in Dunn, McLean, and Mountrail Counties, North Dakota, other than the Excluded Assets:

(a) The leasehold estates created by the oil and gas leases described in Exhibit A (collectively, the “Leases”), and the oil, gas, gas liquids and all other hydrocarbons and non-hydrocarbons (“Hydrocarbons”) attributable to or produced from the Leases and the lands covered thereby or the lands pooled, unitized, or communitized therewith (collectively, the “Lands”), Royalties and all contract rights and interests associated with the Leases, Hydrocarbons, and Lands including all other right, title and interest of Seller in and to the Leases, Hydrocarbons, Lands and Royalties;

(b) All oil and gas wells and well bores, whether producing, operating, shut-in, abandoned, not abandoned, plugged or unplugged, including the oil and gas wells specifically described in Exhibit B, together with all other Hydrocarbon wells and all water, injection and disposal wells, presently on the Lands or on lands pooled, unitized or communitized therewith, whether or not described in Exhibit B (the “Wells”);

(c) All owned or leased personal property, equipment, inventory, fixtures, plants, facilities, pipelines, compression facilities, improvements, any SCADA sensors, controls or communication equipment located on the Well location, surface leases, permits, rights-of-way, licenses, easements and other surface rights (including those rights-of-way, easements and surface use agreements described in Exhibit B-2) located, or in the process of being installed, on the Lands, as of the Execution Date, used for the production (including enhanced recovery thereof), gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 2.2(a) and Section 2.2(b), including the Vehicles (but subject to Section 9.5) and the crude oil and natural gas gathering system located in Sections 2, 3, 10, and 11, Township 147N, Range 93W, Dunn County, North Dakota, and Sections 28, 33, and 34, Township 148N, Range 93W, Dunn County, North Dakota, constructed pursuant to the terms of that certain Extended Facilities Construction and Operating Agreement dated June 4, 2012 between Kodiak Oil & Gas (USA), Inc. and Saddle Butte Pipeline, LLC, as depicted on Exhibit C;

(d) All Material Agreements and any other agreements entered into in the ordinary course of business that relate to the ownership or operation of the Assets (but expressly excluding master service agreements or similar agreements), which relate and only insofar as they relate, to the properties and interests described in Section 2.2(a) through 2.2(c), including those described in Exhibit D;

(e) All Hydrocarbons in storage tanks or existing in stock tanks, pipelines or plants (including inventory) on or near the Lands at the Effective Time and for which Seller was paid as a Purchase Price adjustment pursuant to Section 3.4(c)(v);

(f) All claims for refunds of any Asset Taxes attributable to any period from and after the Effective Time (as determined in accordance with Section 10.2); and,

(g) Subject to Section 14.2, the files, records and data maintained by Seller, its Affiliates, or in Seller’s possession, relating to the interests described in this Section 2.2, including all agreement files, lease files, land files, well files, well logs and other well data, geological data, maps, division order files, abstracts, title files, title opinions, production files, ad valorem property and production or severance tax files, technical, engineering and maintenance files, operations, environmental, safety and other similar information, as well as records and data that relate to Transferred Employees, but only to the extent that such records and data may be disclosed and transferred pursuant to applicable Law and pertain to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and records and (v) active medical restriction forms, but, in each case, excluding from the foregoing those files, records and data subject to legal privilege or Third Party contractual restrictions on disclosure or transfer (provided that Seller shall use commercially reasonable efforts to obtain any necessary waivers of such restrictions on disclosure or transfer, but without the payment of any fee unless Buyer agrees in writing to pay such fee) (the “Records”);

(h) All rights of Seller to audit the records of any Person relating to the Assets and to receive refunds or payments of any nature in connection with the Assets, and all amounts of money relating thereto, whether before, on or after the Effective Time, but, with respect to the period prior to the Effective Time, only to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller;

(i) All rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller relating to the Assets whether arising before, on, or after the Effective Time, but, with respect to the period prior to the Effective Time, only to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller;

(j) all Imbalances relating to the Assets; and

(k) all Accounts Receivable attributable to periods from and after the Effective Time.

Section 2.3 Excluded Assets. The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller (the “Excluded Assets”):

(a) except to the extent related to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller, all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Time or arising out of the operation of or production from the Assets prior to the Effective Time (including any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time, but not including any contract rights or claims for indemnity in favor of Seller against Seller’s predecessors-in-title to the Assets);

(b) all corporate, financial, tax and legal (other than title) records of Seller other than the Records;

(c) all contracts of insurance;

(d) except to the extent Seller was paid as a Purchase Price adjustment pursuant to Section 3.4(c)(v), all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto;

(e) any refund of costs or expenses borne by Seller attributable to the period prior to the Effective Time;

(f) all claims for refunds of Seller Taxes;

(g) except to the extent related to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller, any other right or interest in and to the Assets to the extent attributable to the period prior to the Effective Time;

(h) documents subject to legal privilege and any appraisal, valuations, and similar documents and information relating to the Assets, but in each case excluding title opinions;

(i) Records and files to the extent they cannot be disclosed under the terms of any Third Party contract (and Seller’s requested consent to make disclosure has not been obtained or provided) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or cannot be disclosed under applicable Law;

(j) copies at Seller’s expense, including electronic copies (but not the originals), of all Records;

(k) Sellers’ economic projections or analyses relating to the Assets;

(l) employment files, records and data that relate to Transferred Employees, other than the records and data described in Section 2.2(g)(i)–(v);

(m) all deposits (except any Bureau of Indian Affairs deposit for which an upward adjustment to the Purchase Price under Section 3.4(c)(x) is made), cash, checks and funds attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(n) all business computers, computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller;

(o) any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(p) documents prepared or received by Seller, if any, with respect to (A) lists of prospective purchasers for the Assets compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets, (C) analyses by Seller of any offers or bids submitted by any prospective purchaser, (D) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer, and (E) correspondence between Seller or any of its respective representatives with respect to any offers or bids, the prospective purchasers, or the transactions contemplated by this Agreement;

(q) master service agreements or similar agreements;

(r) all Accounts Receivable attributable to periods prior to the Effective Time; and

(s) the agreements described on Schedule 2.3(s).

Section 2.4 Effective Time. As used in this Agreement, “Effective Time” shall mean September 1, 2017 at 7:00 a.m., Mountain Time.

Section 2.5 1031 Exchange. Except in respect of the Assets that are subject to the tax partnership agreement listed on Section 7.10 of the Disclosure Schedule, Buyer and Seller agree that either or both Buyer and Seller may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (“Like-Kind Exchange”). Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of a Like-Kind Exchange, including a Like-Kind Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Procedure 2000-37. Each Party reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“Section 1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in

Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or to an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Procedure 2000-37) to accomplish the Transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange pursuant to Section 1031 of the Code. If either Party so elects, the Party may assign its rights under this Agreement to the Section 1031 Assets to the QI. In connection with any such Like-Kind Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Assets under applicable Law. Each Party hereby (i) consents to the other Party’s assignment of its rights in this Agreement with respect to the Section 1031 Assets, and (ii) if such an assignment is made by Seller, Buyer agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Each Party acknowledges and agrees that a whole or partial assignment of this Agreement to a QI shall not delay the Closing or release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party participating in the Like-Kind Exchange shall hold harmless and indemnify the other Party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Five Hundred Million U.S. Dollars (U.S. $500,000,000). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 3.4.

Section 3.2 Deposit; Hedge Deposit.

(a) Upon execution of this Agreement, Buyer shall deliver to Seller Twenty-Five Million U.S. Dollars (U.S. $25,000,000), by wire transfer of immediately available funds, as a Deposit (together with all interest accrued thereon, the “Deposit”). The Deposit shall be fully maintained by Seller in a separate interest bearing account not to be commingled with any other accounts or funds. If Closing occurs, the Deposit shall be credited to the Purchase Price. If this Agreement is terminated prior to Closing, the Deposit shall be distributed by Seller in accordance with Article XII.

(b) Contemporaneously with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to Ten Million U.S. Dollars (U.S. $10,000,000) (the “Hedge Deposit”). The Hedge Deposit shall be held by the Escrow Agent, and distributed in accordance with Section 9.6 or Section 12.2(b), as applicable.

Section 3.3 Allocation of the Purchase Price. Solely for the purposes of Article V and Article VI, Buyer and Seller have allocated the Purchase Price among the Assets set forth on Exhibit B-1. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset. Seller makes no representation or warranty concerning the accuracy of the Allocated Values.

Section 3.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made according to the factors described in this Section 3.4 and without duplication.

(a) Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller and submitted to Buyer not less than five (5) Business Days prior to Closing for Buyer’s comment and agreement. If Buyer and Seller are unable to agree upon this Preliminary Settlement Statement, Seller’s good faith estimate shall be used at Closing and the Parties shall resolve such disagreement after Closing pursuant to Section 14.1 and Section 15.7. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section 3.4 using reasonable estimates of amounts paid or received before Closing if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 14.1.

(b) Proceeds; Property Costs.

(i) Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Subject to production for which Seller receives a Purchase Price adjustment, Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. Seller shall be responsible for and pay the costs associated with the MHA Wells and Charging Eagle Well described in Part 1 of Schedule 9.1(a), and Buyer shall be responsible for and pay the costs associated with the MHA Wells and Charging Eagle Well described in Part 2 of Schedule 9.1(a), in each case irrespective of whether such costs are incurred or paid prior to or following the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and COPAS standards. For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 3.4(b)(i), (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Seller shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 3.4(c)(v).

(ii) Operator Costs. For any Wells operated by Seller or its Affiliates (i) Seller shall retain overhead charges and rates received from Third Parties in its capacity as “Operator” under any applicable operating agreement or COPAS accounting procedure attributable to such Wells through the Closing Date and (ii) from the Effective Time until Closing Date Seller shall be entitled to deduct and retain, without duplication of Property Costs, overhead charges with respect to the Assets for properties where Seller or its Affiliate is the operator as chargeable under applicable JOAs and as adjusted pursuant to the standards established by COPAS (such office overhead to be calculated in a similar manner for properties without a JOA but where Seller or its Affiliate is the operator) each month through the Closing Date (proportionately reduced for partial months); provided however, that, except as provided in Exhibit F, the overhead charges for the month in which Closing occurs shall be prorated between Buyer and Seller based upon the number of days in such month that Seller operated such Wells.

(c) Upward Adjustments. The Purchase Price shall be adjusted upward by the following without duplication:

(i) An amount equal to all proceeds (net of applicable Asset Taxes and Royalties and other burdens) received and retained by Buyer that are attributable to production of Hydrocarbons from the Assets prior to the Effective Time;

(ii) (A) An amount equal to all Property Costs incurred and paid by Seller or its Affiliate (whether paid before or after the Effective Time) that are attributable to the ownership or operation of the Assets during the period after the Effective Time, and (B) all overhead and other overhead type income owed to Seller by Third Parties as operator under applicable COPAS procedures relating to the operation of the Assets attributable to the period prior to the Closing, but paid to Buyer;

(iii) An amount equal to all proceeds received and retained by Buyer in respect of Accounts Receivable attributable to periods prior to the Effective Time;

(iv) An amount equal to all Seller Hedge Losses realized by Seller;

(v) An amount equal to the value (net of Royalties and other burdens and applicable Asset Taxes) of Seller’s share of all liquid Hydrocarbons in storage facilities from or attributable to Assets at the Effective Time to be calculated as follows: The value shall be the product of (A) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, less any volumes below the load line, multiplied by (B) the price actually received for production under the applicable marketing contract (less any costs incurred to reach the point of sale) for the liquid Hydrocarbons sold, or if not sold, the price that would be received for the liquid Hydrocarbons as if they had been sold in the month of September 2017; provided, however, that the adjustment contemplated by this subsection (iv) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage tanks;

(vi) An amount equal to the sum of Interest Addition adjustments, if any, pursuant to Section 5.3, which amount is limited to the downward Purchase Price adjustments for Title Defects in Section 3.4(d)(iii);

(vii) To the extent that there is any Imbalance attributable to the Assets as of the Effective Time, if the net of such Imbalance is in an over-delivery or under-produced Imbalance (resulting in amounts owed by third parties to Seller), the Purchase Price shall be adjusted upward by Seller’s applicable average price per unit for sales of production during the calendar month in which the Effective Time occurs, multiplied by the net over-delivery or under-produced Imbalance attributable to the Assets in the appropriate units of measure consistent with such applicable average sales price;

(viii) An amount equal to all Asset Taxes allocable to Buyer in accordance with Section 10.2 that are paid or otherwise borne by Seller;

(ix) An amount equal to all costs incurred and paid by Seller or its Affiliate (whether paid before or after the Effective Time) with respect to the MHA Wells and the Charging Eagle Well to the extent such costs are described in Part 2 of Schedule 9.1(a);

(x) An amount equal to all Royalty related deposits and prepaids associated with the Bureau of Indian Affairs to the extent attributable to the Assets as of the Termination Date (as defined in the TSA) of the TSA for all revenue accounting-related payments and disbursements, which such revenue accounting functions will continue through the last full production month under the TSA and cease thereafter;

(xi) An amount equal to the value of Seller’s share of line fill from or attributable to the Assets as of the Effective Time to be calculated as follows: The value shall be the product of (A) the line fill volume (attributable to Seller’s interest) as of the Effective Time multiplied by (B) the price actually received for production under the applicable marketing contract in the month of September 2017; and

(xii) Any other amount agreed to by Seller and Buyer or as otherwise provided for in this Agreement.

(d) Downward Adjustments. The Purchase Price shall be adjusted downward by the following without duplication:

(i) An amount equal to all proceeds (net of applicable Asset Taxes and royalties and other burdens) received and retained by Seller or its Affiliate that are attributable to production of Hydrocarbons from the Assets after the Effective Time;

(ii) The amount of all Property Costs that remain unpaid by Seller or its Affiliate and will be paid by Buyer, or that have been paid by Buyer that are attributable to the period prior to the Effective Time;

(iii) As applicable, an amount equal to the sum of all adjustments to the Purchase Price for Environmental Defects and Title Defects but only for the excess of Environmental Defects over the Environmental Deductible and the Title Defects over the Title Deductible and all on the terms and conditions set forth in Article V and Article VI, but subject to the Parties’ right to termination pursuant to Section 12.1(f);

(iv) An amount equal to the sum of all Net Casualty Losses, if any;

(v) An amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held in suspense or escrow by Seller or its Affiliate as of the Termination Date (as defined in the TSA) of the TSA for all revenue accounting-related payments and disbursements, which such revenue accounting functions will continue through the last full production month under the TSA and cease thereafter;

(vi) To the extent that there is any Imbalance attributable to the Assets as of the Effective Time, if the net of such Imbalance is in an under-delivery or over-produced Imbalance (resulting in amounts owed by Seller to third parties), the Purchase Price shall be adjusted downward by Seller’s applicable average price per unit for sales of production during the calendar month in which the Effective Time occurs, multiplied by the net under-delivery or over-produced Imbalance attributable to the Assets in the appropriate units of measure consistent with such applicable average sales price;

(vii) An amount equal to the Deposit;

(viii) As applicable, an amount equal to the sum of all adjustments to the Purchase Price for Preferential Rights and Required Consents on the terms and conditions set forth in Section 5.6, but subject to the Parties’ right to termination pursuant to Section 12.1(f);

(ix) An amount equal to all Seller Hedge Gains as of Closing;

(x) An amount equal to all Asset Taxes allocable to Seller in accordance with Section 10.2 that are paid or otherwise borne by Buyer;

(xi) An amount equal to all proceeds received and retained by Seller in respect of Accounts Receivable attributable to periods from and after the Effective Time;

(xii) An amount equal to all costs incurred and paid by Buyer with respect to the MHA Wells and the Charging Eagle Well to the extent such costs are described in Part 1 of Schedule 9.1(a);

(xiii) If the trades that are the subject of the Hedging Transactions have been assigned to and novated in favor of Buyer pursuant to Section 9.6, an amount equal to the Hedge Deposit; and

(xiv) Any other amount agreed to by Seller and Buyer or as otherwise provided for in this Agreement.

ARTICLE IV

BUYER’S INSPECTION

Section 4.1 Access to the Records. Prior to Closing and subject to Section 9.3(a) and Section 9.3(b), Seller has made and will make the Records available to Buyer and Buyer’s agents, representatives, advisors, attorneys, underwriters and other parties, including the Financing Sources, providing services to Buyer in connection with its potential acquisition of the Assets (collectively, “Buyer’s Representatives”) for inspection, copying, and review, all at Buyer’s expense, at Seller’s offices to permit Buyer to perform its due diligence review. Buyer may inspect the Records and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Seller to a Third Party or disclose privileged information; provided that the forgoing limitation shall not apply to any title opinions. Seller shall use commercially reasonable efforts to obtain any necessary waivers of restrictions on disclosure of the Records.

Section 4.2 Physical Access to the Assets. Seller has granted and will, during reasonable business hours, grant to Buyer physical access to the Assets to allow Buyer to conduct, at Buyer’s sole risk and expense, an on-site visual inspection of the Assets, including an environmental, health and safety assessment and an inspection of Seller’s files covering environmental matters, interviews with applicable Persons if approved by Seller in advance (which approval shall not be unreasonably withheld, conditioned or delayed), a regulatory compliance review, and a Phase I environmental site assessment (the “Environmental

Inspection”). If Buyer or its agents prepares or has prepared an environmental assessment of any of the Assets, Buyer agrees to keep such assessment confidential until the Closing, provided that such information may be disclosed to Buyer or Buyer’s Affiliates, attorneys, officers, employees, consultants and lenders and their respective advisors and used in Buyer’s evaluation of Seller’s properties. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process or Laws, including securities Laws or stock exchange rules or regulations, (ii) available to the public except by a breach of this commitment by Buyer, (iii) already in the possession of or known to Buyer as of the date of the Environmental Inspection or developed by Buyer independently of the Environmental Inspection, or (iv) acquired from Third Parties not known by Buyer to have confidentiality obligations to Seller, provided that Buyer agrees to inquire of such Third Parties if such Third Party has an obligation of confidence to Seller.

Section 4.3 Release and Indemnity. IN CONNECTION WITH GRANTING SUCH PHYSICAL ACCESS TO THE ASSETS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY THE SELLER INDEMNIFIED PARTIES AGAINST ALL CLAIMS ARISING AS A RESULT OF ANY ACTIVITIES OF BUYER OR BUYER’S REPRESENTATIVES OR AFFILIATES IN CONDUCTING ITS PRE-CLOSING ON-SITE INSPECTIONS AND ENVIRONMENTAL ASSESSMENTS OF THE ASSETS (INCLUDING THOSE ACTIVITIES CONDUCTED IN ANY OFFICE OR FACILITY OF SELLER), WHETHER OR NOT SUCH CLAIMS, INJURIES OR DAMAGES ARISE IN WHOLE OR IN PART OF OUT SELLER’S NEGLIGENCE, EXCEPT FOR INJURIES OR DAMAGES CAUSED OR CONTRIBUTED TO BY A SELLER INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

Section 4.4 Clean-Up. Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to the Seller Indemnified Parties (1) reasonably repair all damage done to the Assets in connection with any Environmental Inspection, except to the extent such damage is caused by Seller’s gross negligence or willful misconduct, (2) reasonably restore the Assets to the approximate same or better condition in existence immediately prior to commencement of any Environmental Inspection, except to the extent any restoration is necessary due to Seller’s gross negligence or willful misconduct, and (3) remove all equipment, tools or other property brought onto the Assets in connection with any Environmental Inspection.

Section 4.5 Disclaimers.

(a) EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER’S OBLIGATIONS IN SECTION 15.4(a)(iv) AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE, THE ASSETS ARE BEING CONVEYED BY SELLER TO BUYER AND AGENT CORP WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESS

WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND EACH OF BUYER AND AGENT CORP ACCEPTS THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER. EACH OF BUYER AND AGENT CORP EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW.

(b) EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER’S OBLIGATIONS IN SECTION 15.4(a)(iv) AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (1) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY OF THE RECORDS OR OTHER INFORMATION FURNISHED WITH RESPECT TO THIS AGREEMENT; (2) THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE ASSETS BASED THEREON; (3) THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS; (4) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (5) REGULATORY MATTERS; (6) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (7) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (8) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; OR (9) THE TAX ATTRIBUTES OF ANY ASSET. EXCEPT AS TO ANY SCHEDULE TO THIS AGREEMENT OR ANY OF SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S AND AGENT CORP’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S AND AGENT CORP’S SOLE RISK.

(c) THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER, AGENT CORP AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER OR AGENT CORP HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL AND INDEPENDENT EVALUATION OF BUYER AND AGENT CORP. EACH OF BUYER AND AGENT

CORP ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/ GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(d) EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND SELLER’S OBLIGATIONS IN SECTION 15.4(a)(iv), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE IV AND ARTICLE VI, AND THE INDEMNITY FOR RETAINED LIABILITIES SET FORTH IN SECTION 15.4(a)(i) RELATED TO LOSSES ARISING FROM THE MATTERS SET FORTH IN SECTION 15.2(b) AND SECTION 15.2(e), BUYER AND AGENT CORP SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e) THE PARTIES AND AGENT CORP HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

ARTICLE V

TITLE MATTERS

Section 5.1 Definitions.

(a) Defensible Title. The term “Defensible Title” means, subject to the Permitted Encumbrances, such record title to each of the Leases and the Wells (the “Oil and Gas Assets”), that, subject to and except for Permitted Encumbrances: (A) entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Oil and Gas Asset throughout the entire productive life of such Oil and Gas Asset, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (“NRI”), of not less than the NRI set forth on Exhibit B-1 for the formation or interval of such Oil and Gas Asset indicated on Exhibit B-1; (B) obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production of Hydrocarbons produced, saved and marketed from the formation or interval of the Oil and Gas Asset indicated on Exhibit B-1 throughout the entire productive life of such Oil and Gas Asset (“WI”) in an amount not greater than the WI set forth in Exhibit B-1 without a corresponding proportionate increase in NRI; (C) with respect to each Lease, entitles Seller to not less than the number of Net Acres set forth on Exhibit B-1; and (D) is free and clear of all Liens on or against title to the Assets, except with respect to such Liens that will be released at or before Closing.

(b) Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(i) the terms and provisions of an instrument or document creating lessors’ Royalties, and existing overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to (1) reduce the Net Acres or NRI, or (2) increase the WI set forth on Exhibit B-1, except to the extent such increase is accompanied by a proportional increase in the NRI;

(ii) division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the purchaser;

(iii) encumbrances relating to the Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

(iv) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all Laws;

(v) the terms and conditions of the Leases that would not operate to (1) reduce the Net Acres or NRI, or (2) increase the WI set forth on Exhibit B-1, except to the extent such increase is accompanied by a proportional increase in the NRI;

(vi) such defects or irregularities in the title to the Assets that are not such as to materially interfere with the operation, value or use of the Assets (or a portion thereof) affected thereby and in no case that would operate to (1) reduce the Net Acres or NRI, or (2) increase the WI set forth on Exhibit B-1, except to the extent such increase is accompanied by a proportional increase in the NRI;

(vii) Liens for Taxes or Tax assessments not yet due, and Taxes, if delinquent, that are being contested in good faith in the normal course of business and set forth on Schedule 5.1(b)(vii);

(viii) all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign Governmental Authorities, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(ix) rights of reassignment upon the surrender or expiration of any Lease;

(x) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that could not reasonably be expected to materially interfere with the operation of the affected Asset as they are currently operated and used;

(xi) materialmen’s, mechanics’, operators’ or other similar Liens arising in the ordinary course of business incidental to operation of the Assets (A) but only to the extent such Liens have not been filed pursuant to Laws and the time for filing such Liens has expired, (B) if filed, such Liens have not yet become due and payable or payment is being withheld as provided by Laws, or (C) if their validity is being contested in good faith by appropriate action, which are set forth in Schedule 5.1(b)(xi);

(xii) claims arising under the matters set forth on Section 7.4 of the Disclosure Schedule;

(xiii) consents to assignment and similar contractual provisions affecting an Asset with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby prior to Closing (subject to the provisions of Section 5.6(a)) or (B) the appropriate time period for asserting such rights has expired prior to Closing without an exercise of such rights;

(xiv) Title Defects Buyer has waived (A) in writing or (B) pursuant to the last sentence of Section 5.2(b);

(xv) Preferential Rights and similar contractual provisions affecting an Asset with respect to which (A) waivers are obtained from the appropriate parties for the transaction contemplated hereby prior to Closing or (B) the appropriate time period for asserting such rights has expired prior to Closing without an exercise of such rights; and

(xvi) terms and conditions of the Material Agreements.

(c) Title Defect. The term “Title Defect” means any circumstance or occurrence with respect to real property title that renders Seller’s title to any Well or Lease less than Defensible Title and (i) reduces the Allocated Value of the Well by more than Seventy-Five Thousand Dollars ($75,000), or (ii) reduces the Allocated Value of the Lease, together with the Allocated Value of any Well on such Lease that is directly affected by the Title Defect applicable to such Lease, by more than Seventy-Five Thousand Dollars ($75,000) (with such amounts, as applicable, being the “Title Threshold”). If such Title Defects do not reduce the Allocated Value of the affected Asset(s) by more than the Title Threshold, and if the cumulative Allocated Value of all undisputed Title Defects do not exceed four percent (4%) of the Purchase Price (the “Title Deductible”) (which is a deductible and not a threshold), then Seller shall be deemed to have Defensible Title to such Leases and Wells. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects in the chain of title, such as the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides affirmative written evidence that such failure or omission has resulted in another party’s actual superior claim to the relevant Asset.

(ii) defects based solely on a lack of information in Seller’s files;

(iii) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more;

(iv) defects arising solely out of lack of survey;

(v) defects arising under circumstances where federal, Indian and state leases have not been recorded in the applicable county;

(vi) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior title to the Asset;

(vii) defects based on a gap in Seller’s chain of title unless such gap is affirmatively shown to exist by an abstract of title or opinion, which documents shall be included in the Notice of Title Defects;

(viii) defects that are barred under applicable statutes of limitation.

(d) Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of an Asset is reduced by a Title Defect. The Title Defect Value will be determined on a Lease-by-Lease basis with respect to Leases (i.e., based on the aggregate value of all Title Defects related to a Lease and the Lands pooled or communitized therewith) and on a Well-by-Well basis with respect to Wells (i.e., based on the aggregate value of all Title Defects related to a Well). The Title Defect Value with respect to a Title Defect Property shall be determined without duplication of any costs or Losses included in any other Title Defect Value hereunder. The Title Defect Value must exceed the applicable Title Threshold and may not exceed the Allocated Value of the applicable Lease or Well. The Parties shall determine the Title Defect Value as follows:

(i) if the Title Defect is a Lien on the Asset, the Title Defect Value shall be the cost of removing such Lien;

(ii) if the Title Defect for any Lease or Well is the actual failure of Seller to own the represented NRI for such Lease or Well as set forth on Exhibit B-1, and the WI attributable to such Lease or Well has been reduced proportionately, then the Title Defect Value will be the product of (i) the

Allocated Value of such Lease or Well multiplied by (ii) a fraction, the numerator of which is the positive difference between (A) the NRI for such Title Defect Property set forth on Exhibit B-1, and (B) the actual NRI for such Lease or Well and the denominator of which is the NRI set forth in Exhibit B-1 for such Lease or Well;

(iii) if the Title Defect with respect to a Lease results from a discrepancy where (i) the actual Net Acres for such Lease is less than (ii) the Net Acres set forth on Exhibit B-1, for such Lease, then the Title Defect Value shall be calculated by multiplying the Net Acre deficiency with respect to such Lease by the per Net Acre Allocated Value of such Lease; and

(iv) if the Title Defect does not fall into subsections (i) through (iii), above, then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (i) the Allocated Value of the affected Lease or Well; (ii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; (iii) the portion of the Lease or Well affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the potential economic effect of the Title Defect over the life of the Lease or Well; (vi) the values placed upon the Title Defect by Buyer and Seller; and (vii) such other reasonable factors as are necessary to make a proper evaluation.

Section 5.2 Purchase Price Adjustments for Title Defects.

(a) Special Warranty of Title. The Conveyance shall contain a special warranty of title by, through, and under Seller and its Affiliates, but not otherwise, to the Leases and Wells shown on Exhibit B-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied, statutory or otherwise (the “Special Warranty of Title”). The Net Acres, WI, and NRI of Seller described in the Conveyance will be deemed to be amended based on the result of the title defect process in Article V regardless of whether there has been any adjustment to the Purchase Price for any Title Defects.

(b) Notices of Title Defects. Buyer shall give Seller each written “Notice of Title Defects” as soon as reasonably possible but no later than 5:00 pm Mountain Time on the date that is three (3) calendar days before the Scheduled Closing Date (the “Title Defect Date”). Each such notice must (i) be in writing and asserted in good faith; (ii) name the affected Lease or Well; (iii) describe each Title Defect and the basis for it; (iv) attach copies of the Supporting Documentation; (v) state the Allocated Value of the applicable Lease or Well; (vi) state Buyer’s good faith estimate of the Title Defect Value; and (vii) set forth the computations upon which Buyer’s estimate is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Title Defect Date; provided, however, that

Buyer’s failure to notify Seller as set forth above shall not constitute a waiver of any such alleged Title Defect to the extent that notice is received prior to the Title Defect Date. “Supporting Documentation” for a particular Title Defect means, (x) if the basis is derived from any document, a copy of such document (or pertinent part thereof) or (y) if the basis is derived from any gap in the Seller’s chain of title, the recorded documents preceding and following the gap, or (z) if the basis is not as described in subsections (x) and (y), then reasonable, written documentation. Buyer irrevocably waives all Title Defects not timely submitted in a valid Notice of Title Defect, including any and all claims under Seller’s Special Warranty of Title in the Conveyance if such claim arises out of or relates to any Title Defect which Buyer had Knowledge of on or prior to the Title Defect Date; provided that the foregoing waiver shall not limit Buyer’s right to bring any claim under the Special Warranty of Title in the Conveyance for claims under such Special Warranty of Title that Buyer did not have Knowledge of prior to the Title Defect Date.

(c) Purchase Price Adjustments for Title Defects. Seller will provide a written response to Buyer’s Notice of Title Defects no later than one (1) calendar day before Closing, which shall include identification of any Title Defects Seller disputes. The Purchase Price shall be reduced at Closing pursuant to Section 3.4 by an amount equal to the aggregate of all Title Defect Values but only to the extent they exceed the Title Deductible, unless, (1) Seller disputes the Title Defect, (2) Seller cures the Title Defect prior to Closing, (3) Buyer agrees to waive the relevant Title Defect, (4) Seller elects on or before Closing to cure such Title Defect within the Cure Period or (5) the Parties mutually agree to require Seller to indemnify Buyer and the Buyer Indemnified Parties against all Losses (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to the Asset subject to the claimed Title Defect (the “Title Defect Property”) pursuant to an indemnity agreement prepared by Buyer in a form and substance reasonably acceptable to Seller (the “Title Indemnity”).

(d) Post-Closing Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to one hundred eighty (180) days after Closing (or such longer period as may be agreed to by the Parties) (the “Cure Period”), any Title Defects that Seller has elected to cure under Section 5.2(c).

(i) If Seller elects to cure the applicable Title Defect post-Closing, but does not cure the applicable Title Defect within the Cure Period, then following Seller’s receipt of notice from Buyer of such failure to cure and (A) Seller and Buyer’s agreement upon the existence and value of the Title Defect or (B) resolution of any Disputed Title Matter applicable to such Title Defect by binding arbitration in accordance with Section 15.7, (I) Seller shall pay Buyer an amount equal to the Title Defect Value or (II) the Parties may mutually agree to enter into a Title Indemnity with respect to such Title Defect Property.

(ii) If Seller elects to cure the applicable Title Defect post-Closing, and does cure the applicable Title Defect post-Closing within the Cure Period, then Seller shall be entitled to retain the Title Defect Value paid by Buyer to Seller at Closing in respect of such Title Defect Property, such Title Defect will thereafter no longer be considered for purposes of determining whether the Title Deductible has been met, and the Parties shall no longer have any rights or obligations under this Article V in respect of such Title Defect.

Section 5.3 Interest Additions.

(a) Promptly on discovery, but on or before the Title Defect Date, either Party shall in good faith notify the other of any circumstance or condition such Party discovers that operates (A) to increase Seller’s NRI above that shown on Exhibit B-1 for any Lease or Well, (B) to decrease Seller’s WI in any Lease or Well below that shown in Exhibit B-1, without a proportionate change in NRI, or (C) to increase the Net Acres owned by Seller above that shown on Exhibit B-1 (each being an “Interest Addition”). Buyer acknowledges and agrees to comply with the affirmative obligation set forth in the preceding sentence. Seller shall promptly provide Buyer thereafter with the value of the Interest Addition or the amount by which Seller believes the Allocated Value of the Oil and Gas Asset has been increased by the Interest Addition (“Interest Addition Value”) and the associated computations. The Parties shall determine the Interest Addition Value as follows:

(i) if the Interest Addition represents a discrepancy between (A) Seller’s NRI for any Lease or Well and (B) the NRI set forth for such Lease or Well in Exhibit B-1, then the Interest Addition Value shall be the product of the Allocated Value of such Lease or Well multiplied by a fraction, the numerator of which is the NRI increase and the denominator of which is the NRI set forth for such Lease or Well in Exhibit B-1;

(ii) if the Interest Addition represents a decrease of (A) Seller’s WI for any Lease or Well below (B) the WI set forth for such Lease or Well in Exhibit B-1, without a proportionate change in NRI, then the Interest Addition Value shall be determined by the product of the Allocated Value of such Lease or Well, multiplied by a fraction, the numerator of which is the WI decrease and the denominator of which is the WI set forth for such Lease or Well in Exhibit B-1;

(iii) if the Interest Addition represents an increase Seller’s Net Acres so that the actual Net Acres covered by the Lease is greater than the Net Acres set forth on Exhibit B-1 for such Lease, then the Interest Addition Value shall be calculated by multiplying increase in Net Acres with respect to such Lease by the per Net Acre Allocated Value of such Lease; and

(iv) if the Interest Addition does not fall into subsections (i) through (iii), above, then the Interest Addition Value shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (A) the Allocated Value of the affected Lease or Well; (B) if the Interest Addition represents only a possibility of title benefit, the probability that such benefit will occur; (C) the portion of the Lease or Well affected by the Interest Addition; (D) the legal effect of the Interest Addition; (E) the potential economic effect of the Interest Addition over the life of the Lease or Well; (F) the values placed upon the Interest Addition by Buyer and Seller; and (G) such other reasonable factors as are necessary to make a proper evaluation.

(b) The Parties agree that Interest Additions shall only be accounted for if the Interest Addition Value of such Interest Addition exceeds the applicable Title Threshold, and then only to the extent that all Interest Addition Values that exceed the Title Threshold, in the aggregate, exceed the Title Deductible. Further, the Parties agree that the sum of such Interest Addition Values in excess of the Title Deductible may only be used to offset Title Defects and there shall be no upward adjustment to the Purchase Price for Interest Additions in excess of the aggregate downward adjustment to the Purchase Price for Title Defect Values. At Closing, the Interest Additions that exceed the Title Threshold, and then only to the extent that all Interest Addition Values that exceed the Title Threshold, in the aggregate, exceed the Title Deductible, shall be used to offset Title Defects, unless (1) Buyer disputes the Interest Addition or (2) Seller agrees to waive the relevant Interest Addition.

Section 5.4 Dispute Resolution.

(a) Disputed Title Matters. “Disputed Title Matter” means any dispute regarding (i) the existence and scope of a Title Defect or Interest Addition, (ii) the Title Defect Value or that portion of the Asset affected by a Title Defect, (iii) the Interest Addition Value, or (iv) the adequacy of Seller’s Title Defect curative materials or actions. The Parties will attempt to initially resolve all Disputed Title Matters through good faith negotiations. If Seller and Buyer are unable to resolve any such Disputed Title Matters within thirty (30) days following Closing, either Party may initiate the dispute procedure under Section 15.7 and have such dispute resolved in accordance with Section 15.7. Within five (5) Business Days following resolution of any such Disputed Title Matter by binding arbitration in accordance with Section 15.7, if and to the extent the Arbitrators determine that Seller is required to make any payment to Buyer in respect of such Disputed Title Matter (which in no event shall exceed the Title Defect Value), then Seller shall promptly pay to Buyer the finally determined Title Defect Value, or portion thereof, consistent with such arbitration judgment or award. If and to the extent the Arbitrators determine that Seller is entitled to an Interest Addition credit, the Parties will (1) first apply such amounts against any future Title Defects and (2) if all Title Defects have been resolved, Buyer shall pay Seller the Interest Addition Value to the extent it does not exceed the Title Defect Values that have not previously been offset by an Interest Addition. Following resolution and payment pursuant to this Section 5.4(a), if any, the Parties shall no longer have any rights or obligations under this Article V in respect of such Title Defect or Interest Addition, as applicable.

(b) If the Parties cannot resolve any matters with respect to Title Defects or Title Defect Values on or before Closing, the Closing will be delayed due to such dispute if, and only if, either Party seeks to terminate this Agreement under Section 12.1(f), and such Party’s election to terminate this Agreement under such Section relies upon alleged Title Defects and/or Title Defect Values that are disputed matters in order to reach the termination threshold set forth therein, in which case the Parties will resolve all such disputed matters under Section 15.7 prior to Closing or such termination, as applicable.

Section 5.5 Casualty Loss.

(a) Assumed Risk. Notwithstanding anything herein contained to the contrary, any diminution in value of the Assets from and after the Effective Time that results from production of Hydrocarbons through normal depletion, a decrease in the estimated recoverable reserves or market value thereof or from mechanical failure that arises in the ordinary course of operating oil and gas wells (including watering out of any well, the loss of an injector well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear; in each case, with respect to the Assets, shall not be treated as a Casualty Loss or other Loss for which Seller indemnifies Buyer or otherwise has responsibility hereunder.

(b) Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain and such damage, destruction or taking has an adverse effect on the value of the Asset in an amount that exceeds One Hundred Thousand Dollars ($100,000) (with such event as so limited being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the portion of the estimated cost to repair or replace such Asset (with equipment of similar grade and utility) in excess of One Hundred Thousand Dollars ($100,000) (the reduction being the “Net Casualty Loss”), provided that such reduction shall in no event exceed the Allocated Value of such Asset. Seller, at its sole option, may elect to cure such Casualty Loss by repairing the affected Asset no later than the Closing Date.

Section 5.6 Preferential Rights and Consents. The Preferential Rights and the Assets subject to such rights, and the Required Consents, and the Assets affected by such Required Consents are listed on Exhibit B-3. The term “Required Consent” means (i) a provision within the applicable instrument that such consent may be withheld for any reason or in the sole discretion of the holder or words of similar effect, or (ii) a consent that, if not obtained by Closing, would invalidate the conveyance of the Assets by its express terms with words such as “the failure to obtain such consent will void the assignment”; provided, however, that, Customary Post-Closing Consents and consents that by their terms cannot be unreasonably withheld are not Required Consents. Seller shall, as promptly as practical but in no event later than five (5) days after the Execution Date, provide all notices required to comply with or obtain all consents (including Required Consents) and Preferential Rights in compliance with the contractual provisions applicable thereto required for the transfer of the Assets. Seller shall use commercially reasonable efforts to obtain all consents and waivers of Preferential Rights prior to Closing. In the event that any non-Required Consent is not obtained prior to Closing, Seller and Buyer shall use commercially reasonable efforts (provided that Seller shall not be obligated to make any payment in connection with such consent or to incur any expenses in connection therewith) to obtain such consent in favor of Buyer following the Closing. Prior to Closing, if Buyer discovers other Assets affected by Required Consents or Preferential Rights, Buyer shall notify Seller immediately and Seller shall use commercially reasonable efforts to obtain such consents and/or to give the notices required in connection with the Preferential Rights prior to Closing. For purposes of clarification and avoidance of doubt, Preferential Rights, Required Consents and other any other consents shall not constitute Title Defects.

(a) Consents. If a Required Consent has not been obtained as of the Closing with respect to an Asset (a “Restricted Asset”), then the Restricted Asset shall not be conveyed at the Closing and the Purchase Price shall be adjusted downward by the Allocated Value of such Restricted Asset, if any (including the portion of the Allocated Value of any Wells in a drilling spacing unit for a Lease that is a Restricted Asset to the extent Buyer’s NRI in such Well will be reduced by exclusion of such Restricted Asset from the Transaction herein). After Closing, Seller and Buyer shall use commercially reasonable efforts to obtain the consent of the Third Parties required thereunder (provided that Seller shall not be obligated to make any payment in connection with such consent or to incur any expenses in connection therewith). With respect to any such Restricted Asset(s) as to which the necessary approval or consent for the assignment or transfer to the Buyer is obtained following the Closing, Seller shall transfer such Restricted Asset to Buyer by execution and delivery of an instrument of conveyance in the form of Exhibit E and Seller and Buyer shall pay to Seller an amount equal to the Allocated Value of such Restricted Asset(s), if any, in accordance with wire transfer instructions provided by Seller. If any consent is not obtained within one hundred and eighty (180) days following the Closing, Seller shall have the option, at its sole discretion, to elect to retain such Restricted Asset, and upon such election by Seller, such Restricted Asset shall be deemed an Excluded Asset, and neither Party shall have any duty or obligation pursuant to this Section 5.6(a) or under any other provision of this Agreement to obtain such consent.

(b) If Seller fails to obtain a consent that does not constitute a Required Consent (including, for the avoidance of doubt, Customary Post-Closing Consents and those consents required in connection with transfer of the Leases identified on Schedule 5.6(b)-1), then the Assets subject to such un-obtained consent shall be conveyed to and acquired by Buyer at Closing as part of the Assets with no adjustment to the Purchase Price; provided, however, in the event that a consent to assignment of a Lease identified on Schedule 5.6(b)-1 is denied in writing prior to Closing, then the procedures below that apply with respect to Specified Leases shall also apply with respect to the Leases identified on Schedule 5.6(b)-1 and, in such case, no adjustment to the Purchase Price shall be made at Closing. Notwithstanding anything to the contrary in this Agreement, with respect to the Leases identified on Schedule 5.6(b)-2, in the event that the consents with respect to such Leases are not obtained by Closing (“Specified Leases”), then (1) such Specified Leases shall not be conveyed at Closing, (2) the Purchase Price shall not be adjusted, (3) Seller and Buyer shall use commercially reasonable efforts to obtain the consent of the Third Parties required thereunder (provided that Seller shall not be obligated to make any payment in connection with such consent or to incur any expenses in connection therewith) and (4) Seller shall provide Buyer the economic benefit of such Specified Leases until the applicable consent has been obtained, provided that Seller shall be entitled to deduct applicable Royalties, operating expenses and Taxes (excluding Income Taxes) related to Seller’s ownership and operation of the Specified Leases. With respect to any such Specified Lease as to which the necessary approval or consent for the assignment or transfer to the Buyer is obtained following the Closing, Seller shall transfer such Specified Lease to Buyer by execution and delivery of an instrument of conveyance in the form of Exhibit E.

(c) Midstream and Marketing Consents. Without limiting the foregoing provisions of this Section 5.6, with respect to consents relating to the midstream, marketing and other contracts identified on Exhibit D that relate to the gathering, processing, sale, distribution and delivery of Hydrocarbons (“Midstream Agreements”), the Parties agree that, from the Execution Date until Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts in accordance with Section 5.6(c) of the Disclosure Schedule to obtain (1) any consents to assignment required under the Midstream Agreements, and, if requested by Seller, (2) novations of the Midstream Agreements from Seller or its Affiliates to Buyer with respect to any liabilities or Losses related to or arising from the Midstream Agreements after the Effective Time. The Parties further agree that: (A) with respect to the Midstream Agreements with Required Consents that are not obtained by Closing (“Restricted Midstream Agreements”), then (1) such Restricted Midstream Agreements shall not be conveyed at Closing, (2) the Purchase Price shall not be adjusted, (3) Seller and Buyer shall use commercially reasonable efforts to obtain the Required Consent and, if requested, novation (provided that Seller shall not be obligated to make any payment in connection with such consent and novation, to incur any expenses or to post any credit support in connection therewith), (4) Seller shall provide Buyer the economic benefit of such Restricted Midstream Agreements until the applicable consent and novation has been obtained, provided that Seller shall be entitled to deduct applicable Royalties, operating expenses and Taxes (excluding income Taxes), as applicable, related to Seller’s ownership and operation of the Restricted Midstream Agreements, and (5) upon obtaining the Required Consent and novation, Seller shall transfer such Restricted Midstream Agreement to Buyer by execution and delivery of an instrument of conveyance in the form of Exhibit E; and, (B) in the event that Seller fails to obtain the consent and, if requested, novation with respect to a Midstream Agreement that does not constitute a Required Consent, then such Midstream Agreement shall be conveyed and acquired by Buyer at Closing as part of the Assets with no adjustment to the Purchase Price and, thereafter, Seller and Buyer shall use commercially reasonable efforts in accordance with Section 5.6(c) of the Disclosure Schedule to obtain such consent and novation (provided that Seller shall not be obligated to make any payment, to incur any expenses or to post any credit support in connection therewith).

(d) Preferential Rights. If any Preferential Right is exercised prior to the Closing Date, or if the time frame for the exercise of such Preferential Right has not expired and Seller has not received notice of an intent not to exercise or waiver of the Preferential Right, then that portion of the Assets affected by such Preferential Right shall be excluded from the Assets at Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.

(i) If a Third Party exercises its Preferential Right, but fails to consummate the transaction prior to the Closing, Seller shall retain the affected Assets at Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.

(ii) If a Third Party exercises its Preferential Right, but does not consummate the transaction within the time frame specified in the Preferential Right (provided that the reason therefor is not Seller’s default), Seller agrees to convey the affected Asset to Buyer as soon as possible after the expiration of the time for consummation of the transaction by the holder of the Preferential Right, such conveyance to be effective as of the Effective Time, and Buyer agrees to pay Seller the Allocated Value of the affected Asset.

(iii) If a Preferential Right is not discovered prior to Closing, and the affected Asset is conveyed to Buyer at Closing, and the Preferential Right is exercised after Closing, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party and Buyer shall be entitled to (1) receive from Seller the difference between the Allocated Value of such Assets (as adjusted) paid to Seller by Buyer and the amount paid by the holder of such Preferential Right and (2) all out of pocket costs or expenses that Buyer reasonably incurs as a result of such conveyance.

(e) Remedies. The remedies set forth in this Section 5.6 are the exclusive remedies for the Preferential Rights and consents (including Required Consents).

ARTICLE VI

ENVIRONMENTAL MATTERS

Section 6.1 Environmental Procedures.

(a) Buyer will have from the Execution Date until the Environmental Defect Notice Date (as defined in Section 6.4) to conduct an Environmental Inspection of the Assets. Should Buyer elect to conduct such Environmental Inspection, Buyer will employ a Third Party environmental consultant selected by Buyer and approved by Seller (which approval shall not be unreasonably withheld, conditioned or delayed and provided that Seller consents in advance to the Buyer’s employment of Ramboll Environ U.S. Corporation and any of its subcontractors) (the “Environmental Consultant”) to determine the existence of any Environmental Defects (as defined in Section 6.4) and the Remediation Costs (as defined in Section 6.4), if any, associated therewith.

(b) If the Environmental Consultant identifies, and Buyer claims, one or more Environmental Defects in the course of its Environmental Inspection or otherwise, Buyer may, on or before the Environmental Defect Notice Date, deliver to Seller one or more Environmental Defect Notices (as defined in Section 6.4). Buyer must deliver Environmental Defect Notices by the Environmental Defect Notice Date. An Environmental Defect Notice must (1) be in writing and received on or before the Environmental Defect Notice Date, (2) name the affected Asset, (3) describe in reasonable detail the condition in, on or under the Asset that constitutes, causes, or contributes to the Environmental Defect, including to the extent known the approximate date the Environmental Defect commenced, (4) to the extent available, provide factual substantiation for the Environmental Defect, (5) state the estimated Remediation Cost, and (6) contain the Environmental Consultant’s good faith written estimates of the

Remediation Costs which must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect and identify all material assumptions used by the Environmental Consultant to support the Remediation Costs. For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” shall include any non-privileged reports prepared by, or the basis of tests performed by, the Environmental Consultant with regards to the Environmental Defect. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Environmental Defect Notice Date, provided, however, that in no event shall Buyer’s failure to deliver such preliminary notice be deemed a waiver of any remedies or adjustments for Environmental Defects available to Buyer pursuant to this Article VI. Seller has the right, but not the obligation, to cure any claimed Environmental Defect on or before the Closing Date.

(c) Environmental Defect Treatment.

(i) Remedies. If Buyer delivers a valid Environmental Defect Notice to Seller, and the Remediation Costs, in the aggregate, exceed the Environmental Deductible (as defined in Section 6.4), Seller shall elect one of the following options with respect to each Environmental Defect so identified: (1) contest any asserted Environmental Defect and/or Buyer’s good faith estimate of the Remediation Cost in accordance with Section 6.2; or (2) adjust the Purchase Price by an amount equal to Buyer’s estimate of the Remediation Cost in excess of the Environmental Deductible. In addition, the Parties may mutually agree to require Seller to indemnify Buyer and the Buyer Indemnified Parties against any Losses attributable to or resulting from the relevant Environmental Defect, which indemnity shall be in the form of (and shall be for the period of time as set forth in) Schedule 6.1 (the “Environmental Indemnity”). For avoidance of doubt, Buyer shall not be entitled to any of the foregoing remedies for any Environmental Defects unless the Remediation Costs for all Environmental Defects exceed the Environmental Deductible.

(ii) Purchase Price Adjustments for Environmental Defects. If the aggregate Remediation Costs as to all Environmental Defects set forth in all valid Environmental Defect Notices delivered by Buyer exceed the Environmental Deductible, and subject to each Party’s right to terminate this Agreement under Section 12.1(f) and Seller’s right to contest or dispute such Environmental Defect or Remediation Cost under Section 6.2, the Purchase Price will be reduced at Closing by an amount equal to the aggregate of all undisputed Remediation Costs in excess of the Environmental Deductible; provided that there shall be no adjustment to the Purchase Price in respect of any Environmental Defect that (A) is the subject of an Environmental Indemnity entered into by the Parties at or prior to the Closing pursuant to Section 6.1(c)(i), (B) is waived in writing by Buyer prior to Closing or (C) is subject to a Disputed Environmental Matter identified in a Rejection Notice.

(iii) Disputed Environmental Matters; Actions to be Taken at Closing. If Seller disputes (A) the existence of an Environmental Defect, (B) the Remediation Costs attributable to any alleged Environmental Defect, or (C) the adequacy of any Remediation proposed to be taken with respect to an alleged Environmental Defect (each a “Disputed Environmental Matter”), then Seller shall notify Buyer of any such Disputed Environmental Matter in writing no later than one (1) calendar day before Closing (“Rejection Notice”), which Rejection Notice shall state with reasonable specificity the basis for the Disputed Environmental Matter. Any Disputed Environmental Matter shall be resolved pursuant to Section 6.2. If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Remediation Cost, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

Section 6.2 Disputed Environmental Matters; Actions to be taken after Closing. Within a reasonable time following Buyer’s receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (a) mutually agree to reject the particular Environmental Defect(s) or (b) agree on the validity of such Environmental Defect(s) and the Remediation Costs. If the Parties cannot agree on either options (a) or (b) in the preceding sentence, the Environmental Defect and/or the Remediation Cost subject to the Rejection Notice shall be resolved in accordance with the arbitration procedure set forth in Section 15.7. Within five (5) Business Days following resolution of any Disputed Environmental Matter, if and to the extent the Arbitrator determines that Seller is required to make any payment to Buyer in respect of such Disputed Environmental Matter, then Seller shall promptly pay to Buyer the finally determined Remediation Costs of such Environmental Defect, consistent with such arbitration judgment or award. Following such resolution and payment, if any, the Parties shall no longer have any rights or obligations under this Article VI in respect of such Environmental Defect. If the Parties cannot resolve any matters with respect to Environmental Defects or Remediation Costs on or before Closing, the Closing will be delayed due to such dispute if, and only if, either Party seeks to terminate this Agreement under Section 12.1(f), and such Party’s election to terminate this Agreement under such Section relies upon alleged Environmental Defects and/or Remediation Costs that are disputed matters in order to reach the termination threshold set forth therein, in which case the Parties will resolve all such disputed matters under Section 15.7 prior to Closing or such termination, as applicable.

Section 6.3 Waiver and Remedies. Subject to any Environmental Indemnity entered into pursuant to Article VI, and the indemnity for Retained Liabilities set forth in Section 15.4(a)(i), Buyer waives for all purposes all objections associated with the environmental condition of the Assets (including Environmental Defects), unless raised in an Environmental Defect Notice on or before the Environmental Defect Notice Date. The rights and remedies granted Buyer in Article IV and this Article VI are the exclusive rights and remedies against Seller related to any matters constituting an Environmental Defect.

Section 6.4 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

“Assumed Environmental Liabilities” means all liabilities or Losses (including Remediation Costs, and any damage to natural resources (including soil, air, surface water, or groundwater) and expenses for the modification, repair, or replacement of facilities on the Lands) brought or assessed by any and all Persons relating to (a) environmental conditions in, on or under the Assets, (b) the presence, disposal, or Release of any Hazardous Substances of any kind in, on, or under the Assets, (c) any matters described in Section 6.5, and (d) any personal injury (including death) claims attributable to or resulting from any of the foregoing, which, with respect to clauses (a), (b), (c), or (d) is created or attributable to the period of time before the Closing Date, but expressly excluding the Retained Liabilities and any Environmental Defects for which Seller agrees to indemnify Buyer and its Affiliates pursuant to any Environmental Indemnity entered into by the Parties.

“Environmental Deductible” means an amount of money equal to four percent (4%) of the Purchase Price (which is a deductible, not a threshold).

“Environmental Defect” means an incident or condition at, in, on, migrating from or under an Asset (including air, land, soil, surface and subsurface strata, surface water and ground water or sediments) that is created or attributable to the period of time prior to the Effective Time and that (a) causes an Asset and/or the Seller to be in violation of or subject to liability pursuant to an Environmental Law at the time of the submittal of any Environmental Defect Notice, and (b) is reasonably expected to result in Remediation Costs in excess of the Environmental Defect Threshold; provided that any matter disclosed on Section 7.4 of the Disclosure Schedule or Section 15.2 of the Disclosure Schedule shall not be an Environmental Defect and may not be asserted by Buyer in any Environmental Defect Notice. It is understood and agreed that matters of an essentially similar nature including oil spills, chemical barrels or equipment containing NORM, found at a single site shall be collectively deemed a single incident or condition. The Parties agree that, in all other respects, each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site-by-site basis).

“Environmental Defect Notice” means a written notice of an Environmental Defect that contains the information set forth in Section 6.1(b) made by Buyer to Seller on or before the Environmental Defect Notice Date.

“Environmental Defect Notice Date” means 5:00 pm on the date that is three (3) calendar days before the Scheduled Closing Date.

“Environmental Defect Property” means the applicable Asset subject to a claimed Environmental Defect.

“Environmental Defect Threshold” means an amount of money equal to Two Hundred Thousand Dollars ($200,000) per condition, net to Seller’s interest.

“Environmental Law” means any Law issued or promulgated by any Governmental Authority in effect on or prior to the Execution Date relating to the control of any pollutant, the protection of the environment (including air, water, land, soil, surface and subsurface strata, surface water and ground water or sediments) or the Release or disposal of or exposure of any Person to Hazardous Substances.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, listed in or defined by, or may form the basis of any liability under, any Environmental Laws, including NORM, asbestos, Hydrocarbons, man-made material fibers, and other substances referenced in Section 6.5.

“NORM” means naturally occurring radioactive material.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, spreading, escaping, or any other release (including any subsurface migration resulting therefrom) or threatened release, however defined, whether intentional or unintentional, of any Hazardous Substances.

“Remediate” or “Remediation” means action taken to correct an Environmental Defect in accordance with applicable Environmental Laws and: (a) as recommended in good faith and in writing by an Environmental Consultant, (b) as agreed upon between the Parties, or (c) as required by any Governmental Authority.

“Remediation Costs” means the costs or estimates thereof, to Remediate a particular Environmental Defect, as estimated in good faith and in writing by the Environmental Consultant.

Section 6.5 Physical Condition of the Assets.

(a) Buyer’s Acknowledgement of Use of the Assets. Buyer acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and possibly for the storage and disposal of Hydrocarbons, produced water, Hazardous Substances, or other substances related to standard oil field operations. Physical changes in, on, or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, storage tanks and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.

(b) Asbestos and NORM. In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells (including the Wells), materials and equipment as scale or in other forms, and that wells (including the Wells), materials and equipment located on the Assets described herein may contain NORM. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and/or NORM from the Assets where any may be found.

ARTICLE VII

SELLER’S REPRESENTATIONS

Other than as set forth in Section 7.16 and Section 7.18, the provisions of Article V and Article VI set forth Seller’s representations, if any, with respect to title matters. Except as set forth in the Disclosure Schedule, Seller makes the following representations and warranties to Buyer as of the Execution Date and as of the Closing Date:

Section 7.1 Corporate Representations.

(a) Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Colorado and is duly qualified to carry on its business in the State of North Dakota. WOGC is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in the State of North Dakota.

(b) Each of Seller and WOGC has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller and WOGC, respectively, in connection with the Transaction to which it is a party and to consummate the Transaction. The execution, delivery, and performance by each of Seller and WOGC of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller and WOGC, respectively, in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and the transactions contemplated thereby, have been duly authorized by all necessary corporate action of Seller and WOGC, respectively.

(c) The execution, delivery and performance of this Agreement by each of Seller and WOGC will not (1) violate any provision of the Seller’s or WOGC’s governing documents, (2) create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (3) violate, or be in conflict with, any material agreement or instrument to which the Seller or WOGC is a party and which affects the Assets (4) violate or be in conflict with any material judgment, decree, or order applicable to the Seller or WOGC as a party in interest, or (5) violate any Laws applicable to Seller or WOGC or any of the Assets in any material respect (except for Customary Post-Closing Consents).

Section 7.2 Authorization and Enforceability. The execution, delivery, and performance of this Agreement by the Seller and WOGC have been duly and validly authorized by all necessary action on the part of the Seller and WOGC. This Agreement has been duly executed and delivered by Seller and WOGC (and all documents required hereunder to be executed and delivered by Seller and WOGC at Closing will be duly executed and delivered by Seller and WOGC) and this Agreement constitutes, and at the Closing such documents will constitute, the legal, valid and binding obligations of Seller and WOGC, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 7.3 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

Section 7.4 Litigation. Except as set forth on Section 7.4 of the Disclosure Schedule, there are no actions, arbitrations, claims, charges, complaints, suits, or proceedings pending or, to Seller’s Knowledge, threatened, against Seller to which the Assets would be subject, and which, if determined adversely, would affect Seller’s ability to consummate the Transaction.

Section 7.5 Compliance with Laws. To Seller’s Knowledge:

(a) except as set forth on Section 7.5(a)-1 of the Disclosure Schedule, there is no uncured material violation by Seller or its Affiliates of any Law (excluding Environmental Laws and those matters described on Section 7.5(a)-2 of the Disclosure Schedule) with respect to Seller’s ownership or operation of the Assets and all Assets operated by Seller or its Affiliates, are currently in substantial compliance with all Laws (excluding Environmental Laws and those matters described on Section 7.5(a)-2 of the Disclosure Schedule); and

(b) except as set forth on Section 7.5(a)-1 of the Disclosure Schedule, during the period from January 1, 2015 to the Execution Date, there was no material violation by Seller or its Affiliates of any Law (excluding Environmental Laws and those matters described on Section 7.5(a)-2 of the Disclosure Schedule) with respect to Seller’s ownership or operation of the Assets and all Assets operated by Seller or any of its Affiliates, were in substantial compliance with all Laws (excluding Environmental Laws and those matters described on Section 7.5(a)-2 of the Disclosure Schedule).

Section 7.6 Material Agreements. Except for the Leases and other agreements listed on Exhibit A, and the Hedging Transaction and any contracts relating thereto, Seller has identified on Exhibit D a list of all agreements to which Seller or WOGC is a party or by which the Assets are bound that are material to the ownership or operation of the Assets including the following: (i) all agreements requiring expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate in any twelve (12) month period beginning on or after the Effective Time; (ii) all agreements with any affiliates of Seller; (iii) all agreements for the sale, exchange or other disposition of Hydrocarbons produced from or attributable to the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than sixty (60) days’ prior written notice; (iv) any contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, non-compete agreement, joint exploration agreement, joint development agreement, joint operating agreement, drilling contract, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement or similar contract where any material obligation has not been completed prior to the Effective Time and will be binding upon

Buyer or the Assets after the Effective Time; (v) all Tax partnership agreements of or binding upon Seller affecting any of the Assets; (vi) all agreements that create any area of mutual interest or similar provision with respect to the Assets; (vii) any contract that provides for, as its primary purpose, an indemnity; (viii) any contract for the sale, lease, farmout, or exchange of Seller’s interest in the Assets; (ix) any deed of trust, sale-leaseback, security interest, or similar financial contract; (x) any contract that provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets; any contract with any remaining drilling or development obligations on the part of Seller; (xi) any collective bargaining agreement or other contract with a labor union, labor organization or group of Asset Workers that pertains to the Assets or the Asset Workers (each a “CBA”); (xii) any contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date; and (xiii) any agreements that contain provisions (a) requiring Seller to exclusively deal with or purchase its total requirements or a minimum amount of any product or service from a Third Party, (b) requiring Seller to be the exclusive provider of any product or service to any Third Party, or (c) requiring one party to extend to the other party any terms that have been granted to a third party that are more favorable than those under that agreement, or (d) containing non-compete obligations (the “Material Agreements”). Except as noted on Exhibit D:

(a) to Seller’s and WOGC’s Knowledge, the Material Agreements that each are a party to, respectively, are in full force and effect in all material respects;

(b) Neither Seller nor WOGC is in material default with respect to any Material Agreement that such party is party to and, to Seller’s and WOGC’s Knowledge, no counterparty thereunder is in material default;

(c) Each of Seller and WOGC has made all of their respective payments due and owing under the Material Agreements in a timely manner before the same became delinquent; and

(d) prior to the Execution Date, Seller has delivered or made available to Buyer true and complete copies of each Material Agreement and any and all substantive amendments thereto.

Section 7.7 Required Consents. Except as set forth in Exhibit B-3, none of the Assets (and no portion of the Assets) is subject to any Required Consents.

Section 7.8 Employee Matters.

(a) The Asset Workers are not subject to a CBA or represented by any labor union or labor organization.

(b) Seller has upon the Execution Date, or will have within five (5) Business Days after the Execution Date, provided Buyer with a true, correct and complete list of all full-time, active employees of Seller (and each inactive employee of Seller that is reasonably likely to resume full-time, active work within thirty (30) days after the Closing Date) who have been made available by Seller to hire and whose job responsibilities relate to the ownership, operation or use of the Assets (collectively, the “Asset Workers”), indicating for each, as of the date three (3) Business Days prior to the Execution Date, his or her (i) service date, (ii) position, (iii) status as being active or inactive, (iv) location of employment, (v) base annual salary or hourly wage, and (vi) exempt/non-exempt status.

Section 7.9 Preferential Rights. Except as set forth on Exhibit B-3, none of the Assets (and no portion of the Assets) is subject to any Preferential Right.

Section 7.10 Taxes. All Asset Taxes that have become due and payable before the Effective Time have been properly paid when due and are not in arrears. All Tax Returns required to be filed by Seller with respect to Asset Taxes have been duly and timely filed with the appropriate Governmental Authority and such Tax Returns are true and correct in all material respects. There is not currently in effect any extensions or waivers by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax. There are no Liens for Taxes (other than Permitted Encumbrances) on any of the Assets. No audit, litigation or other proceeding with respect to Asset Taxes has been commenced against Seller or is presently pending. Seller has not received written notice of any pending claim against or audit or examination of Seller from any taxing authority for the assessment of any Tax pertaining to the Assets that, if unpaid, could give rise to a Lien or other claim against any of the Assets. No taxing authority has ever asserted a claim that Seller is subject to Asset Tax in a jurisdiction in which Seller is not filing Tax Returns. Except as set forth on Section 7.10 of the Disclosure Schedule, no Asset is subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code. The tax partnership listed on Section 7.10 of the Disclosure Schedule (i) either has in effect an election under Section 754 of the Code that will be applicable to Buyer’s purchase pursuant to this Agreement or Seller is (and after Closing Buyer will be) entitled to cause each of the tax partnership to make such election under each of the tax partnership’s governing documents; and (ii) has in effect an election under Section 263(c) of the Code to deduct intangible drilling and development costs currently. Seller is not a disregarded entity for U.S. federal income tax purposes or “foreign person” within the meaning of Section 1445 of the Code.

Section 7.11 Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller.

Section 7.12 Capital Projects. As of the Execution Date, Section 7.12 of the Disclosure Schedule is a list and description of all Wells or other capital projects in progress and associated costs or estimates thereof to the extent such costs or estimates exceed One Hundred Thousand Dollars ($100,000) per Well or project net to Seller’s interest (the “Capital Projects”). As of the Execution Date, all other outstanding authorities for expenditures or other current commitments relating to the Assets to drill or rework wells, build gathering systems, or for other capital expenditures (“AFEs”) that, in each case, will be binding upon Buyer or the Assets after the Effective Time are also set forth on Section 7.12 of the Disclosure Schedule, other than any AFEs outstanding as of the date hereof that do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Notwithstanding anything to the contrary in this Agreement, the amounts shown on Section 7.12 of the Disclosure Schedule with respect to such Capital Projects or AFEs are estimates.

Section 7.13 Audits. Except as provided on Section 7.13 of the Disclosure Schedule, there are no audits currently being conducted by Seller of the joint account under any operating agreements related to the Assets nor are there any such audits of Seller currently underway.

Section 7.14 Financial Assurance and Guarantees. Except as set forth on Section 7.14 of the Disclosure Schedule, neither Seller nor any Affiliate has obtained or issued any guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds or other similar financial assurances relating to the Assets.

Section 7.15 Governmental Permits. As of the Execution Date, except as set forth in Section 7.15 of the Disclosure Schedule, (i) with respect to Assets currently operated by Seller or any of its Affiliates, Seller has acquired all material Permits from appropriate Governmental Authorities to conduct operations on such Assets as currently operated and used in material compliance with all applicable Law (excluding Environmental Laws and those matters described on Section 7.5(a)-2 of the Disclosure Schedule); (ii) all such Permits are in full force and effect and, to Seller’s Knowledge, no formal proceeding is pending or threatened in writing, to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (iii) Seller is in compliance in all material respects with all such Permits.

Section 7.16 Non-Default Leases. Except as set forth on Section 7.4 of the Disclosure Schedule, Seller has not received any written notice from any lessor under any of the Leases (i) seeking to terminate, cancel or rescind any Lease or (ii) alleging any unresolved material default under any Lease.

Section 7.17 Non-Consent Operations. Except as disclosed on Section 7.17 of the Disclosure Schedule, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected or deemed to have been elected to be a non-consenting party under any applicable operating agreement and with respect to which Seller’s rights have not yet reverted to it.

Section 7.18 Environmental. As of the Execution Date, except as provided on Section 7.18 of the Disclosure Schedule, with respect to the Assets, Seller is not subject to any proceedings, has not received any notice or report, and has not entered into any agreements with, and is not subject to any consents, orders, decrees or judgments of, any Governmental Authority, and to Seller’s Knowledge no such matters are pending or threatened, that arise under or are based on any material violation of or material liability under Environmental Law.

Section 7.19 Disclosures. The matters set forth on any of the Exhibits, Schedules or Disclosure Schedule attached hereto are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

ARTICLE VIII

BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties to Seller as of the Execution Date and as of the Closing Date:

Section 8.1 Corporate Representations.

(a) Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and as of Closing is duly qualified to carry on its business in the State of North Dakota. Agent Corp is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and as of Closing is duly qualified to carry on its business in the State of North Dakota

(b) Each of Buyer and Agent Corp has all requisite power and authority to own the Assets at Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer and Agent Corp, respectively, in connection with the Transaction to which it is a party and to consummate the Transaction. The execution, delivery, and performance by each of Buyer and Agent Corp of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer and Agent Corp, respectively, in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary partnership action of Buyer and corporate action of Agent Corp, respectively.

(c) The execution and delivery of this Agreement by each of Buyer and Agent Corp does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any provision of Buyer’s or Agent Corp’s governing documents or any material lease, contract, agreement, instrument or obligation to which Buyer or Agent Corp is a party or by which Buyer or Agent Corp is bound, or (ii) violate, conflict with or constitute a breach of any Laws.

Section 8.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement by the Buyer and Agent Corp have been duly and validly authorized by all necessary action on the part of Buyer and Agent Corp. This Agreement has been duly executed and delivered by Buyer and Agent Corp (and all documents required hereunder to be executed and delivered by Buyer and Agent Corp at Closing will be duly executed and delivered by Buyer and Agent Corp) and this Agreement constitutes, and at the Closing such documents will constitute, the legal, valid and binding obligations of Buyer and Agent Corp, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 8.3 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

Section 8.4 Litigation. There are no actions by any person, entity or Governmental Authority pending or, to Buyer’s Knowledge, threatened against it before any Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including the Assumed Liabilities.

Section 8.5 Financial Resources. Buyer has or will have as of the Closing Date the financial resources available to close the Transaction.

Section 8.6 Securities Laws, Access to Data and Information. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky Laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein.

Section 8.7 Buyer’s Evaluation.

(a) Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement and the Special Warranty of Title in the Conveyance, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate with respect to the value of the Assets, estimates of when “payout” will occur for a particular Asset, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

(b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Exhibits and Schedules to this Agreement and the Conveyance and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer is aware of the geologic factors and risks associated with operating oil and gas wells. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement or the Conveyance, Seller shall not have any liability to the Buyer Indemnified Parties resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

(c) Acknowledgement. Each of Buyer and Agent Corp acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste material incidental to or occurring in connection with such operation, and that physical changes in land may have occurred as a result of such uses and that each of Buyer and Agent Corp has entered into this Agreement on the basis of Buyer’s and Agent Corp’s own investigation or right to investigate, the physical condition of the Assets. Except as otherwise expressly set forth in this Agreement and the Conveyance, each of Buyer and Agent Corp is acquiring the Assets precisely and only in an “as is, where is” condition and assumes the risk that adverse physical conditions including the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s and Agent Corp’s investigation, are located thereon or therein, and whether known or unknown to Buyer or Agent Corp as of Closing.

ARTICLE IX

COVENANTS AND AGREEMENTS

Section 9.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a) Operations Prior to Closing. From the Execution Date to the Closing, Seller or its Affiliate will operate or, in the case of Assets not operated by Seller or its Affiliates, use its commercially reasonable efforts to cause to be operated, the Assets as a reasonable and prudent operator consistent with past practice, including timely making all payments or conducting all operations that are required to be made or conducted prior to Closing in order to maintain any Leases. From the Execution Date to the Closing, and subject to adjustment as provided in Section 3.4 (if any), Seller or its Affiliate shall pay or cause to be paid its proportionate shares of all Property Costs incurred in connection with the ownership or operations of the Assets in compliance with Section 9.1(a), (b), and (e). From the Execution Date to the Closing, Seller will (i) maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller; (ii) notify Buyer of any operation proposed by a third party that is reasonably estimated to cost Seller in excess of One Hundred Thousand Dollars ($100,000); and (iii) give prompt written notice to Buyer of any (A) emergency requiring immediate action, or any emergency action taken, in the fact of serious risk to life, property or the environment, (including prevention of environmental contamination) or (B) to the extent not covered by preceding clause (A), (1) material damage or destruction of any of the Assets, (2) written notice received or given by Seller of any material violation of Law with respect to the Assets, or (3) any written notice received or given by Seller alleging any tort or breach of an Material Agreement with respect to the Assets. Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller or its Affiliates shall never have any liability to Buyer for the obligations under this Section 9.1(a) with respect to Seller’s (or its Affiliate’s) acting as an operator of an Asset greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Version) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) Restriction on Operations. Subject to Section 9.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise, which consent may not be unreasonably withheld, delayed, or conditioned, Seller and its Affiliates will use commercially reasonable efforts within the constraints of the applicable operating agreements and other applicable agreements not to:

(i) except for Capital Projects or AFEs as described on Section 7.12 of the Disclosure Schedule, all of which are deemed to be approved, approve or propose any operations on the Assets anticipated to cost the owner of the Assets more than One Hundred Thousand Dollars ($100,000) per activity net to Seller’s interest (excepting emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture provision of any applicable contract or order of any Governmental Authority, all of which will be deemed to be approved, provided Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein);

(ii) convey or dispose of any material part of the Assets (other than replacement of obsolete equipment or sale of Hydrocarbons in the regular course of business) or enter into any new contracts that would constitute a Material Agreement;

(iii) enter into any new contracts with obligations in excess of thirty (30) days;

(iv) let lapse any of Seller’s insurance now in force with respect to the Assets;

(v) modify or terminate any Material Agreement;

(vi) enter, or agree to enter, into any agreement that, if in existence as of the Execution Date, would be a Material Agreement;

(vii) waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate (excluding amounts to be paid under insurance policies);

(viii) increase the base salary, compensation or benefits payable (other than year-end salary increases in the ordinary course of business and the payment of bonuses consistent with past practices), grant any severance, retention or change in control benefits to any Asset Workers (provided that the foregoing shall not prevent Seller from creating a severance plan for the benefit of, or otherwise granting severance to, any Asset Worker that is not offered employment by Buyer), establish any Benefit Plan or amend, modify or terminate any employee Benefit Plan (other than any amendments required by applicable law or with respect to general amendment to any broad based employee Benefit Plan in the ordinary course of business) or, to the extent permitted by applicable law, enter into any CBA or other labor contact applicable to the Assets or any Asset Workers or recognize or certify any labor union, labor organization or group of Asset Workers as the bargaining representative for Asset Workers;

(ix) abandon any Asset;

(x) make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Assets, unless Buyer fails to provide consent under clause (i); use commercially reasonable efforts to maintain in full force and effect each Lease, and timely and properly pay all Lease renewals and extensions that become due after the date of this Agreement but prior to Closing in accordance with the terms of the applicable Lease (provided that in no event shall Seller be required to drill a well, excluding the Charging Eagle Well); or

(xi) fail to pay (or cause to be paid) any and all Asset Taxes that could result in a Lien (other than a Permitted Encumbrance) with respect to the Assets that become due and payable prior to the Closing Date.

(c) Successor Operator. While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets any Seller Party operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing. Seller will use commercially reasonable efforts at Buyer’s expense to assist Buyer to obtain all necessary Permits in connection with Buyer’s designation as operator as to the Assets Seller presently operates as of Closing.

(d) Affiliate Contracts. Seller will terminate or cause its respective Affiliates to terminate, effective as of the Effective Time, any contracts or agreements between Seller and its Affiliates insofar and only insofar as such contracts or agreements relate to or bind the Assets.

(e) Seller Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, the coverages provided in Schedule 9.1(e) (the “Required Insurance Coverages”). Such insurance policies shall, to the extent of the indemnity obligations expressly assumed by Seller under this Agreement, provide (i) waivers of all rights of subrogation against the Buyer Indemnified Parties and their insurers, (ii) name the Buyer Indemnified Parties as additional insureds (except for Worker’s Compensation, OEE/COW, Pollution Liability, and First Party Property/Inland Marine policies) and (iii) be primary and non-contributory to any insurance maintained by the Buyer Indemnified Parties. Upon Buyer’s request, Seller shall provide certificates of insurance that evidence the insurance coverages required under this Agreement.

Section 9.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

(a) Entity Status. Buyer shall maintain its limited liability company status from the date hereof until the Closing Date and the Final Settlement Date, and use all reasonable efforts to assure that as of the Closing Date and the Final Settlement Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(b) Replacement Bonds and Instruments. At Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Schedule 9.2(b) (collectively, the “Instruments”). As soon as practical after Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its commercially reasonable efforts to obtain the release of the Assets and/or Seller from the Instruments.

(c) Change of Name. Buyer undertakes and agrees that promptly after the Closing (but no later than the date that is six (6) months after the Closing Date), it will take all actions necessary to delete the use of the name “Whiting” and/or any derivative thereof with respect to any of the Assets.

(d) Buyer Insurance. After Closing, Buyer shall maintain the coverages listed in clause (i)–(iv) of Schedule 9.1(e). Such insurance policies shall, to the extent of the indemnity obligations expressly assumed by Buyer under this Agreement, provide (i) waivers of all rights of subrogation against the Seller Indemnified Parties and their insurers, (ii) name the Seller Indemnified Parties as additional insureds (except for Worker’s Compensation), and (iii) be primary and non-contributory to any insurance maintained by the Seller Indemnified Parties. Upon Seller’s request, Buyer shall provide certificates of insurance that evidence the insurance coverages required under this Agreement.

Section 9.3 Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

(a) Confidentiality. If the Transaction closes on the Closing Date or such later date as agreed to by the Parties, the provisions of this Section 9.3 supersede and replace the terms and conditions of that certain Confidentiality Agreement dated October 19, 2016 between WOGC and Buyer (the “Confidentiality Agreement”). All data and information, whether written, electronic or oral, obtained from Seller in connection with the Transaction, including the Records, whether obtained by Buyer before or after the Execution Date and data and information generated by Buyer in connection with the Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller until the Closing. Until the Closing, except as required by Laws or stock exchange rule or regulation, Buyer and its officers, agents and representatives will hold in strict confidence all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is developed independently by Buyer without the Information. For a period of two (2) years following Closing, Information shall be deemed by the Parties to be confidential and proprietary to Buyer and, except as required by Laws or stock exchange rule or regulation, Seller and its officers, agents and representatives will hold in strict confidence all Information, except any Information which: (1) at the time of disclosure to Seller by Buyer is in the public domain; (2) after disclosure to Seller by Buyer becomes part of the public domain by publication or otherwise, except by breach of this commitment by Seller; (3) Seller rightfully receives from Third Parties free of any obligation of confidence; or (4) is developed independently by any Seller without the Information. Notwithstanding the foregoing, Buyer may disclose any Information to Buyer’s Affiliates, partners, consultants, contractors, advisors (including, without limitation, legal, financial and accounting advisors), current or potential debt and equity financing sources, and representatives of any of the foregoing in connection with the Transaction to the extent such individuals agree to be bound to the terms of this Section 9.3(a).

(b) Return of Information. If the Transaction does not close on the Scheduled Closing Date, or such later date as agreed to by the Parties, the Confidentiality Agreement shall remain in effect pursuant to the provisions thereof, including Paragraph 8 of the Confidentiality Agreement regarding recovery of the Information in possession of the parties thereto obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 9.3(a). The terms of Sections 9.3(a), 9.3(b) and 9.3(c) shall survive termination of this Agreement.

(c) Injunctive Relief. Buyer agrees that Seller may not have an adequate remedy at Law if Buyer violates any of the terms of Section 9.3(a) and/or 9.3(b). In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of Section 9.3(a) and/or 9.3(b), or to obtain specific enforcement of such terms. Seller agrees that Buyer may not have an adequate remedy at Law if Seller violates any of the terms of Section 9.3(a). In such event, Buyer will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of Section 9.3(a), or to obtain specific enforcement of such terms.

(d) Cure Period for Breach. Subject to Section 9.3(e), if any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Section 9.3(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. Failure to provide such notification shall in no way serve to modify any of the other rights and obligations of the Parties under this Agreement.

(e) Notice of Breach. If either Seller or Buyer has knowledge that the other Party breached a representation or warranty under this Agreement that Party shall promptly inform the other Party of such breach so that it may attempt to remedy or cure such breach prior to Closing.

(f) Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to make, in a timely manner, all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Authorities as required to consummate the transactions contemplated by this Agreement. Each Party shall, to the extent permitted pursuant to applicable Law, reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

Section 9.4 Employee Matters.

(a) Beginning on the day that is five (5) Business Days following the Execution Date, Seller shall make available to Buyer during normal business hours on reasonable advance notice all of the Asset Workers to discuss potential employment with Buyer or an Affiliate of Buyer on or after the Closing Date as provided below (such entity that makes any employment offers pursuant to this Section 9.4(a) is herein referred to as the “Buyer Employer”). Buyer shall provide Seller, in writing, not later than sixty (60) days following the Execution Date, a list of those Asset Workers to whom a Buyer Employer intends to make offers of employment (collectively, the “Designated Employees”). The date as of which employment with a Buyer Employer is to begin in accordance with such offers shall be as of the termination of the TSA. The Buyer Employer’s determination as to which Asset Workers shall be Designated Employees shall be within the sole discretion of the Buyer Employer; provided, however, that its election and determination shall be made in accordance with all Laws; provided, further, each employment offer shall be for a position with Buyer or one of its Affiliates that provides an aggregate remuneration opportunity (taking into account the employee’s base salary, overtime pay and shift rate differential) that is substantially comparable to the aggregate base salary or base wages (but excluding annual incentive opportunities, employee benefits, equity compensation, defined benefit plan benefits and retiree health and life insurance coverage) provided to such employee by Seller and its Affiliates. Those Designated Employees who accept the Buyer Employer’s employment offers and become active employees of the Buyer Employer pursuant to this Section 9.4 are referred to herein as the “Transferred Employees.” Seller will pay each Transferred Employee the remaining balance of such Transferred Employee’s earned and unused vacation or paid time off accrued as of the termination of the TSA. All Asset Workers that do not become Transferred Employees shall remain employees of Seller, unless terminated by Seller.

(b) On the Closing Date, Seller shall provide Buyer with a list of: (i) the site(s) of employment of the Assets; (ii) the number of Seller employees at each site of employment; and (iii) as applicable, the names or identification numbers for all Seller employees at such sites of employment who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within ninety (90) days prior to the Closing Date. Seller shall update this list for any terminations of employment from the Closing Date through the termination of the TSA.

(c) Effective as of the termination of the TSA, Seller shall take all actions necessary so that each Transferred Employee shall cease active participation and benefit accrual under each Seller Plan. Except as set forth in the TSA, Seller or Seller’s Affiliates, as applicable, shall retain all liabilities and obligation under any Seller Plan and, for the avoidance of doubt, such liabilities and obligations shall be “Retained Liabilities.”

(d) The provisions of this Section 9.4 are solely for the benefit of the Parties and nothing in this Section 9.4, express or implied, shall confer upon any Asset Worker, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 9.4, express or implied, shall be (i) deemed an amendment of any Seller Plan, or (ii) construed to prevent or limit Seller or any of its Affiliates or Buyer or any of its Affiliates from terminating or modifying to any extent or in any respect any Seller Plan or any other Benefit Plan that Buyer or any of its Affiliates may establish or maintain.

Section 9.5 Vehicles.

(a) At or promptly following the Closing, to the extent permitted under the applicable contractual and/or leasehold arrangements, Seller or its Affiliate shall use its commercially reasonable efforts to transfer and assign to Buyer the vehicles used or held primarily in the operation of the Assets (“Vehicles”) which are leased by Third Parties to Seller or its Affiliate as of the Closing Date. To the extent allowed under the applicable contractual and/or leasehold arrangements, Buyer shall assume the existing leases with respect to such Vehicles and upon such assignment and assumption and consent by the applicable lessor(s) Buyer shall pay to Seller any remaining positive equity values in such Vehicles. If the parties are unable to enter into an assignment and assumption of any such leased Vehicles, then any such Vehicles shall be excluded from the transaction.

(b) At or promptly following the Closing, Seller or its Affiliate shall execute and deliver to Buyer title transfer forms transferring title to the owned Vehicles, if any, to Buyer, duly executed by Seller or its Affiliate. Any taxes or fees incurred as result of the transfer of the vehicles pursuant to this Section 9.5 shall be paid by Buyer.

Section 9.6 Hedging.

(a) At any one time prior to Closing, Buyer may deliver a single written notice to Seller requesting Seller to enter into the hedging transactions described on Schedule 9.6 (collectively, the “Hedging Transactions”), and upon receipt of any such notice on a Business Day during normal business hours, Seller shall use commercially reasonable efforts to promptly enter into the requested Hedging Transactions for the benefit and liability of Buyer with the counterparties identified in such schedule (collectively, the “Counterparties”).

(b) At the Closing, (i) Seller shall assign to and novate in favor of Buyer all of the trades that are the subject of the Hedging Transactions entered into by Seller for Buyer pursuant to this Section 9.6 and Buyer shall accept such assignment and novation from Seller and assume all obligations and liabilities attributable thereto pursuant to all documentation required by the applicable Hedging Counterparties and (ii) if such trades are assigned to and novated in favor of Buyer at Closing pursuant to the immediately preceding clause, Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release the Hedge Deposit to Seller, and the Hedge Deposit shall be credited to the Purchase Price at Closing.

(c) Within five (5) Business Days after any termination of this Agreement under Section 12.1 (other than a termination under Section 12.1(e)), Seller shall furnish to Buyer written notice of whether Seller elects, in its sole discretion, to unwind one or more of the Hedging Transactions. If Seller notifies Buyer that it does not elect to unwind one or more of the Hedging Transactions, Buyer shall have no further obligations to Seller or to the Counterparties with respect to the Hedging Transactions that Seller does not elect to unwind. If this Agreement is terminated under Section 12.1 (other than a termination under Section 12.1(e)) and Seller notifies Buyer within five (5) Business Days after such termination that it elects to unwind one or more of the Hedging Transactions, Buyer shall be obligated for and shall promptly pay, and shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against, any and all Seller Hedge Losses.

(d) If this Agreement is terminated pursuant to Section 12.1(e), Buyer shall have no further obligations to Seller or to the Counterparties with respect to the Hedging Transactions.

(e) If Seller is entitled to receive payment from Buyer pursuant to Section 9.6(c), (i) Seller shall be entitled to retain the Deposit to the extent of the Seller Hedge Losses and, unless Seller is otherwise entitled to retain the full amount of the Deposit under Section 12.2(a), shall return to Buyer the remaining balance of the Deposit, if any, after deducting the Seller Hedge Losses, and (ii) if the Seller Hedge Losses exceed the amount of the Deposit, the Parties shall within two (2) Business Days of the termination of this Agreement under Section 12.1 (other than a termination under Section 12.1(e)), execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release (A) to Seller an amount from the Hedge Deposit equal to the Seller Hedge Losses in excess of the Deposit retained by Seller pursuant to Section 9.6(e)(i) in order to satisfy all or a portion of Buyer’s obligation to pay the Seller Hedge Losses and (B) to Buyer the remaining balance of the Hedge Deposit, if any, after deducting the amount distributed to Seller pursuant to the immediately preceding clause (A). In the event that the Deposit retained by Seller pursuant to Section 9.6(e)(i) together with the Hedge Deposit is not sufficient to satisfy the Seller Hedge Losses, Buyer shall promptly pay Seller such shortfall. If Buyer or Seller terminates this Agreement pursuant to Section 12.1 other than in the circumstances described in Section 12.1(e), and Seller does not elect to unwind any Hedge Transaction or suffer any Seller Hedge Losses that exceed the Deposit, then the Parties shall execute joint instructions directing the Escrow Agent to release the Hedge Deposit to Buyer.

Section 9.7 Financing.

(a) Buyer’s Efforts. To the extent necessary in order for Buyer to pay the Closing Amount at Closing, Buyer shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on terms and conditions acceptable to Buyer in its sole discretion. Notwithstanding the foregoing, the consummation by Buyer of any financing, including a Debt Financing, is not a condition precedent to Buyer’s obligation to pay the Closing Amount or satisfy any of its other obligations under this Agreement, nor shall the completion of any Debt Financing result in a delay of the Closing beyond the Scheduled Closing Date.

(b) Assistance with Financing. At Buyer’s sole expense, Seller shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and its Affiliates’ Representatives to provide, Buyer such cooperation as may be reasonably requested by Buyer with respect to the Debt Financing; provided, that such requested cooperation does not materially and adversely interfere with operations of Seller and the Assets and that any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its or their Representatives. Such cooperation shall include using commercially reasonable efforts (i) to assist Buyer in reviewing the disclosure schedules prepared by Buyer related to the Assets in connection with the Debt Financing and (ii) to facilitate Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing; provided that Seller’s obligations under the foregoing clauses (i) and (ii) shall be limited to providing information and data in its current format in Seller’s records and not require that Seller generate new reports regarding the Assets. Notwithstanding anything to the contrary in this Section 9.7, no action shall be required of Seller or its Affiliates pursuant to this Section 9.7, if any such action would: (A) unreasonably disrupt or interfere with the business or ongoing operations of Seller, its Affiliates or the Assets; (B) cause any representation or warranty or covenant contained in this Agreement to be breached, or require Seller to waive or amend any terms of this Agreement; (C) involve the entry by Seller or its Affiliates into any agreement with respect to any financing arrangement that is operative prior to the Closing; (D) conflict with or violate any Law or subject Seller or its Affiliates to any liability; (E) require Seller or its Affiliates or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions; (F) require Seller or its Affiliates to pay any commitment or other fee prior to the Closing Date for which it has not received prior reimbursement; (G) require Seller or its Affiliates or their respective Representatives to prepare pro forma financial information or projections; or (H) cause any director, officer, or employee of Seller or its Affiliates to execute any agreement or certificate in his or her individual, rather than official, capacity.

(c) Costs and Expenses. Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by Seller in connection with its cooperation contemplated by this Section 9.7. In addition, Buyer shall pay to Seller an hourly rate of $200 for all work performed by employees or contractors of Seller of its Affiliates in connection with Seller’s performance of its obligations under this Section 9.7. All of the information provided by Seller pursuant to this Section 9.7 is given without any representation or warranty, express or implied. Except in the case of actual fraud, in no event will Seller or its Affiliates or Representatives have any liability of any kind or nature to Buyer, its Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 9.7 or any use of any information provided by Seller or its Affiliates or Representatives provided pursuant to this Section 9.7. Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information provided by Seller to Buyer pursuant to this Section 9.7; provided, however, that Buyer shall not be required to indemnify and hold harmless the Seller Indemnified Parties to the extent that such damages arise from or are related to actual fraud, intentional misconduct or gross negligence of any member of the Seller Indemnified Parties.

ARTICLE X

TAX MATTERS

Section 10.1 Certain Definitions.

(a) “Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes (including any interest, fine, penalty or additions to such Tax imposed by a Governmental Authority) assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.

(b) “Income Taxes” shall mean (i) all Taxes based upon, measured by, or calculated with respect to gross, modified gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate, franchise, doing business and occupation Taxes, or similar bases) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above, including, in each case Tax is referenced in this Section 10.1(b), any interest, fine, penalty or additions to such Tax imposed by a Governmental Authority.

(c) “Seller Taxes” shall mean (i) Income Taxes imposed by any Laws on Seller or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 10.2 (taking into account, and without duplication of, (A) such Asset Taxes effectively born by Seller as a result of Purchase Price adjustments made pursuant to Section 3.4 and/or Section 14.1 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to the penultimate sentence of Section 10.3), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, if any, and (iv) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof) ending before the Effective Time.

(d) “Straddle Period” shall mean any tax period beginning before and ending after the Effective Time.

(e) “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment or supplement thereof filed or required to be filed with respect to the determination, assessment, or collection of any Taxes.

(f) “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and foreign income, gross receipts, capital gains, franchise, ad valorem, property, production, excise, net proceeds, severance, sales, use, stamp, withholding, employment, alternative or add-on minimum, and estimated taxes, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i) and (iii) any liability in respect of any item described in subsection (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law or otherwise.

Section 10.2 Apportionment of Asset Tax Liability.

(a) Seller shall be allocated and bear all Asset Taxes attributable to (i) any tax period (or portion thereof) ending prior to the Effective Time and (ii) the portion of any Straddle Period ending prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any tax period (or portion thereof) beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the Effective Time.

(b) For purposes of determining the allocations described in Section 10.2(a), (i) Asset Taxes that are attributable to or based upon the severance or production of Hydrocarbons shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period (or portion thereof) in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning on or after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

Section 10.3 Calculation of Adjustments for Asset Tax Liabilities. Consistent with Section 10.2, and based on the best current information available as of Closing or the time the Final Settlement Statement is finalized, as applicable, the proration of applicable Asset Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 3.4 and thereafter further adjusted, as applicable, pursuant to Section 14.1. If estimates are used for purposes of adjusting the Purchase Price for an Asset Tax pursuant to Section 3.4 and Section 14.1, upon the later determination of the actual amount of such Asset Tax, timely payments will be made from Seller to Buyer or from Buyer to Seller, as applicable, to the extent necessary to cause each of Sellers and Buyer to bear the amount of such Asset Tax that is allocable to it under Section 10.2. Notwithstanding any provision of this Agreement to the contrary, Section 15.3 shall not apply with respect to Asset Taxes, and Asset Taxes shall not be treated as Property Costs for purposes of Section 15.3.

Section 10.4 Tax Reports and Returns; Cooperation.

(a) For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information in Seller’s possession which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all Tax Returns and reports for Asset Taxes applicable to the Assets that are required to be filed after the Closing, and pay all required Asset Taxes payable with respect to the Assets. If Seller has withheld any monies from third parties for Taxes with respect to the Assets, Seller shall remit such monies to Buyer upon the earlier of five days prior to the due date of any such remittance or within three months of Closing, and Buyer shall then assume the responsibility and liability for the payment of such Taxes for and on behalf of such third parties solely up to the amount of monies received by Buyer from Seller with respect to such Taxes.

(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any action with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 10.5 Transfer Taxes. Buyer shall be liable for, and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and mortgage stamps, real estate transfer taxes or stamps or similar Taxes (excluding for the avoidance of doubt Income Taxes) that may be imposed on the transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). However, if required by Laws, Buyer shall, in accordance with Laws, calculate and Seller will remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any Transfer Taxes are due, Seller shall promptly forward such notice to Buyer for handling or, if necessary, Buyer shall remit such Transfer Taxes, along with applicable penalties and interest, to Seller. Buyer shall timely remit all Transfer Taxes along with applicable penalties and interest to the appropriate Governmental Authority or to Seller as applicable. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under Laws, the amount of any Transfer Taxes. To the extent the Governmental Authority does not agree and assesses sales or use tax on the Buyer or Seller for the purchase/sale of the Assets, Buyer shall be responsible for payment of such sales/use taxes along with penalties and interest either directly to the Governmental Authority if Buyer is assessed by the Governmental Authority or to Seller if Seller is assessed by the Governmental Authority.

Section 10.6 Income Taxes. Notwithstanding any provision in this Agreement to the contrary, no adjustments pursuant to Section 3.4 or Section 14.1 shall be made to the Purchase Price with respect to Income Taxes.

Section 10.7 Purchase Price Allocation. By the date that is thirty (30) days after the determination of the Final Settlement Statement in accordance with Section 14.1(a), Seller and Buyer shall use commercially reasonable efforts to agree, for the purpose of making the requisite filings under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder, to an allocation of the the Purchase Price and any items that are treated as consideration for U.S. federal income tax purposes among the Assets, and to the extent permitted by law, such allocation shall be in a manner consistent with the Allocated Values, as set forth on Exhibit B-1. If Buyer and Seller agree to such an allocation, Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the U.S. federal, state, and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, as revised to take into account any subsequent adjustments to the Purchase Price, and shall not take any position inconsistent therewith except as required by applicable Law; provided, however, nothing in this Agreement shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such allocation and neither Buyer nor Seller shall be required to litigate before any court with respect to any proposed deficiency or adjustment by any Governmental Authority challenging the allocation.

ARTICLE XI

CONDITIONS PRECEDENT TO CLOSING

Section 11.1 Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) (1) All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Execution Date and at Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality), individually or in the aggregate has not had and would not reasonably be expected to materially impair the ability of Buyer to consummate the Transaction and perform its obligations, (2) Buyer has performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to or at the Closing in all material respects, and (3) Buyer shall deliver a certificate to Seller confirming the foregoing.

(b) No Order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement restraining, enjoining, or otherwise prohibiting or making illegal the Transactions and that remains in effect at the time of Closing.

(c) Buyer shall have delivered the Closing Amount to the account at a bank designated by Seller by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(d) The trades that are the subject of the Hedging Transactions shall have been assigned to and novated in favor of Buyer.

Section 11.2 Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) (1) Seller’s Fundamental Representations shall be true and correct in all respects as of the Execution Date and at Closing in accordance with their terms as if such

Fundamental Representations were remade at and as of the Closing (except to the extent such Fundamental Representations are made as of a specified date, in which case such Fundamental Representations shall be true and correct as of such specified date). All other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Execution Date and at Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality), individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (2) Seller has performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Seller prior to or at the Closing in all material respects, and (3) Seller shall deliver a certificate to Buyer confirming the foregoing.

(b) No Order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement restraining, enjoining, or otherwise prohibiting or making illegal the Transactions and that remains in effect at the time of Closing.

Section 11.3 Suspense Funds. By way of a Purchase Price adjustment pursuant to Section 3.4(d)(v), Seller shall be deemed to have delivered to Buyer at Closing all proceeds from production attributable to the Assets which are held in suspense as of the Closing Date. Buyer shall be responsible for the distribution of such suspended proceeds and agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any claims, liabilities and losses to the extent of such suspended proceeds.

ARTICLE XII

RIGHT OF TERMINATION AND ABANDONMENT

Section 12.1 Termination. This Agreement may be terminated:

(a) by mutual consent of Seller and Buyer;

(b) by Seller, if, through no fault of Seller, the Closing does not occur on or before November 1, 2017;

(c) by Buyer if, through no fault of Buyer, the Closing does not occur on or before November 1, 2017;

(d) by Seller, if Buyer has committed a material breach of this Agreement and such breach causes any of the conditions to Closing set forth in Section 11.1(a) not to be satisfied (or, if prior to Closing, such breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied), following written notice thereof from Seller to Buyer; provided, however, that in the case of a breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1(d) shall not become effective unless Buyer fails to cure such breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived (in writing) by Buyer in full on or after the Scheduled Closing Date, (ii) Seller is not in material breach of the terms of this Agreement, (iii) Seller notifies Buyer in writing that Seller has performed or, absent such termination, is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, and (iv) Buyer fails to consummate the Transaction within three (3) Business Days of Seller’s delivery of such notice, then such failure shall constitute a material breach of this Agreement that is not capable of being cured and this Agreement may be terminated by Seller upon the expiration of such three (3) Business Day period by notice to Buyer;

(e) by Buyer, if Seller has committed a material breach of this Agreement and such breach causes any of the conditions to Closing set forth in Section 11.2(a) not to be satisfied (or, if prior to Closing, such breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied), following written notice thereof from Buyer to Seller; provided, however, that in the case of a breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1(e) shall not become effective unless Seller fails to cure such breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Seller’s conditions to Closing have been satisfied or waived (in writing) by Seller in full on or after the Scheduled Closing Date, (ii) Buyer is not in material breach of the terms of this Agreement, (iii) Buyer notifies Seller in writing that Buyer has performed or, absent such termination, is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, and (iv) Seller fails to consummate the Transaction within three (3) Business Days of Buyer’s delivery of such notice, then such failure shall constitute a material breach of this Agreement that is not capable of being cured and this Agreement may be terminated by Buyer upon the expiration of such three (3) Business Day period by notice to Seller;

(f) by either Party in the event that the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Title Deductible, plus (ii) all Remediation Costs asserted by Buyer in good faith and without taking into account the Environmental Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 5.6(d) plus (iv) the aggregate downward Purchase Price adjustment amount of all Casualty Losses (as agreed by the Parties acting in good faith) exceeds twenty-five percent (25%) of the Purchase Price; or

(g) by Seller:

(i) at any time on or after September 1, 2017 through and including October 1, 2017, if the Applicable Conditions have occurred, then within three (3) Business Days following the expiration of the Hedge Novation Cure Period, Seller shall have the right to elect, in its sole discretion, to either (A) terminate this Agreement by written notice to Buyer effective immediately upon delivery of such written notice or (B) extend the Scheduled Closing Date and the Effective

Time (the “First Extension Election”). Upon any First Extension Election by Seller pursuant to Section 12.1(g)(i)(B), the Scheduled Closing Date shall be automatically extended to, and the term “Scheduled Closing Date” shall be automatically amended for all purposes under this Agreement to refer to, October 2, 2017, and the Effective Time shall be automatically extended to, and the term “Effective Time” shall be automatically amended for all purposes under this Agreement to refer to, 7:00 a.m., Mountain Time on October 1, 2017; and

(ii) at any time after October 1, 2017 through and including October 27, 2017, if the Applicable Conditions have occurred, then within three (3) Business Days following the expiration of the Hedge Novation Cure Period, Seller shall have the right to elect, in its sole discretion, to either (A) terminate this Agreement by written notice to Buyer effective immediately upon delivery of such written notice or (B) extend the Scheduled Closing Date and the Effective Time (the “Second Extension Election”). Upon any Second Extension Election by Seller pursuant to Section 12.1(g)(ii)(B), the Scheduled Closing Date shall be automatically extended to, and the term “Scheduled Closing Date” shall be automatically amended for all purposes under this Agreement to refer to, November 1, 2017, and the Effective Time shall be automatically extended to, and the term “Effective Time” shall be automatically amended for all purposes under this Agreement to refer to, 7:00 a.m., Mountain Time on November 1, 2017.

Section 12.2 Remedies.

(a) Buyer’s Breach. If Seller terminates the Agreement pursuant to Section 12.1(d), Buyer shall forfeit in full, and Seller shall be entitled to retain, free of any claims by Buyer with respect thereto after termination of this Agreement, the Deposit as Seller’s sole and exclusive remedy at law and in equity for any liability or Loss arising from or prior to such termination, but subject to the last sentence of this Section 12.2(a). The Parties agree that the damages set forth in this Section 12.1(a) will be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from Buyer’s failure to tender performance on the Closing Date. NOTWITHSTANDING ANYTHING ELSE CONTAINED HEREIN BUT SUBJECT TO THE LAST SENTENCE OF THIS SECTION 12.2(a), THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST BUYER, THE FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE PARTNERS, EQUITY HOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, REPRESENTATIVES, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “BUYER RELATED PARTIES”) ARISING FROM OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING FOR ANY

FAILURE OF BUYER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER NEGLIGENTLY, WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS SECTION 12.2(a), SECTION 4.3, SECTION 9.3(c) AND THE CONFIDENTIALITY AGREEMENT. EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS SECTION 12.2(a), SECTION 4.3, SECTION 9.3(c) AND THE CONFIDENTIALITY AGREEMENT, IN FURTHERANCE OF THE FOREGOING, IF AND ONLY IF THE CLOSING DOES NOT OCCUR, (A) SELLER RELEASES THE BUYER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY DAMAGES SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE CLOSING TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT THE BUYER RELATED PARTIES SHALL HAVE IN CONNECTION WITH SUCH DAMAGES SHALL BE THE FORFEITURE OF THE DEPOSIT IN ACCORDANCE WITH THIS SECTION 12.2(a). NOTWITHSTANDING THE FOREGOING LIMITATIONS, NOTHING IN THIS SECTION 12.2(a) IS A LIMITATION ON THE PARTIES’ RESPECTIVE DUTIES AND OBLIGATIONS UNDER SECTION 9.6 WITH RESPECT TO ANY SELLER HEDGE LOSSES ASSOCIATED WITH THE HEDGING TRANSACTIONS UPON A TERMINATION OF THIS AGREEMENT IN ACCORDANCE HEREWITH.

(b) Seller’s Breach. If Buyer has the right to terminate this Agreement pursuant to Section 12.1(e), Buyer shall have the right, at its sole discretion, as its sole and exclusive remedies at law and in equity for any liability arising from or prior to such termination, to either (i) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit and Hedge Deposit will be applied as called for herein, or (ii) if Buyer does not seek to successfully enforce specific performance, terminate this Agreement and receive the Deposit from Seller within five (5) Business Days of such termination. Following termination by Buyer pursuant to Section 12.2(b)(ii), the Parties shall within two (2) Business Days of the termination execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the amount of the Hedge Deposit to Buyer.

(c) Termination Pursuant to Section 12.1. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect, except for the provisions of Section 4.3 (Release and Indemnity), Section 9.3(a) (Confidentiality), Section 9.3(b) (Return of Information), Section 9.3(c) (Injunctive Relief), Section 9.6 (Hedging), Section 12.2 (Remedies), Section 15.9 (Reservation as to Non-Parties) and Article XVI (Miscellaneous), all of which shall continue in full force and effect in accordance with their terms. If Buyer or Seller terminates this Agreement pursuant to Section 12.1 other than in the circumstances described in Section 12.2(a) or 12.2(b), but subject to Section 9.6, neither Buyer nor Seller shall have any liability to the other Party arising from or prior to termination of this Agreement, but in such event, (A) if there are Seller Hedge Losses, the Deposit shall be retained by Seller or returned by Seller to Buyer as provided in Section 9.6(e)(ii), and the Parties shall execute joint instructions directing the Escrow Agent to release the Hedge Deposit to Seller and/or Buyer as provided in Section 9.6(e) or (B) if there are no Seller Hedge Losses, Seller shall return the Deposit to Buyer, and the Parties shall execute joint instructions directing the Escrow Agent to release the Hedge Deposit to Buyer.

ARTICLE XIII

CLOSING

Section 13.1 Date of Closing. The “Closing” of the Transaction shall be held on or before September 1, 2017 (“Scheduled Closing Date”), or on such other date as Buyer and Seller may agree in writing. The date the Closing actually occurs is called the “Closing Date.”

Section 13.2 Place of Closing. The Closing shall be held at the offices of Seller, 1700 Broadway, Suite 2300 in Denver, Colorado at 10:00 a.m., Mountain Time, or at such other time and place as Buyer and Seller may agree in writing.

Section 13.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit E (the “Conveyance”), in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets (except for those Leases conveyed subject to Section 13.3(c) or Section 13.3(d)) to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller and its Affiliates but not otherwise, subject to the Permitted Encumbrances and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

(b) Seller shall execute, acknowledge and deliver to Buyer an assignment on the required governmental forms or any other appropriate forms necessary to convey the Assets (except for those Leases conveyed subject to Section 13.3(c) or Section 13.3(d)) to Buyer.

(c) With respect to all Leases subject to 43 C.F.R. Part 3102, Seller shall execute, acknowledge and deliver to Agent Corp an Assignment, Bill of Sale and Conveyance in the form of the Conveyance (with such mutually agreeable modifications thereto as are necessary or appropriate to exclude the other Assets therefrom), in sufficient counterparts for recording in each county where such Leases are located, conveying such Leases to Agent Corp as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller and its Affiliates but not otherwise, subject to the Permitted Encumbrances and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

(d) With respect to all Leases subject to 43 C.F.R. Part 3102, Seller shall execute, acknowledge and deliver to Agent Corp an assignment on the required governmental forms or any other appropriate forms necessary to convey the Assets to Agent Corp.

(e) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement if agreed upon.

(f) Buyer shall deliver the Closing Amount, to the account at the bank designated by Seller by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(g) Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code.

(h) Buyer shall execute and deliver to Seller the certificate described in Section 11.1(a), dated as of the Closing Date.

(i) Seller shall execute and deliver to Buyer the certificate described in Section 11.2(a), dated as of the Closing Date.

(j) Buyer shall provide evidence that it has provided replacement Instruments as set forth in Section 9.2(b).

(k) Buyer and Seller shall execute all documents necessary to transfer operations on the Seller operated Assets to Buyer or Buyer’s designated operator.

(l) Seller and Buyer shall execute and deliver the Transition Services Agreement substantially in the form set forth on Exhibit F (the “TSA”).

(m) Seller and Buyer shall execute and deliver assignments and novations of the Hedging Transactions as required by Section 9.6.

(n) Seller shall deliver to Buyer evidence that duly executed recordable releases and terminations with respect to any and all liens or security interests encumbering the Assets, other than Permitted Encumbrances, have been obtained.

ARTICLE XIV

POST-CLOSING OBLIGATIONS

Section 14.1 Post-Closing Adjustments.

(a) Final Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after the Termination Date (as defined in the TSA) of the TSA, Seller will prepare and deliver to Buyer, in accordance with customary industry accounting practices, a settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment pursuant to Section 3.4 that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than thirty (30) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall attempt to agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after receipt by Seller of Buyer’s proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established pursuant to Section 15.7, shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five (5) Business Days of the Final Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

(b) Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by thirty (30) days after Seller’s receipt of Buyer’s proposed changes, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 15.7.

Section 14.2 Records. Seller shall deliver the Records to Buyer as soon as practicable but in no event later than five (5) days after the Closing Date except to the extent such Records are utilized by Seller in providing services pursuant to the TSA which in such case Seller shall deliver such Records to Buyer as soon as practicable but in no event later than ten (10) days after the termination of the last services under the TSA. Seller may retain copies of the Records, and Seller shall have the right to review and copy the Records, during standard business hours and at such Seller’s expense upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all Laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of four (4) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

Section 14.3 Non-Hire/Solicitation.

(a) For a period of twelve (12) months from the Closing Date (the “Restricted Period”), Buyer shall not, and shall cause its Affiliates (which, for purposes of this Section 14.3(a) shall not include any portfolio company of Warburg Pincus LLC, other than Buyer, Buyer’s direct subsidiaries and their respective successors and assigns) and its and their representatives to not, directly or indirectly, in any capacity and either separately, jointly or in association with others, hire, solicit, induce or attempt to induce, on behalf of Buyer or any other Person, any individual (other than an Asset Worker) who is employed by Seller or its Affiliates as of the Closing Date to leave his or her employment with Seller or its Affiliates; provided, however, that this Section 14.3(a) shall not apply to (i) solicitations or the resultant hiring of any individual who has been terminated by Seller or its Affiliate without cause, or (ii) solicitations made to the public or the industry through advertising or electronic listing which are not targeted at employees of Seller or its Affiliates or the resultant hiring of any such individual.

(b) During the Restricted Period, Seller shall not, and shall cause its Affiliates and its and their representatives to not, directly or indirectly, in any capacity and either separately, jointly or in association with others, hire, engage, solicit, induce to leave the employ of Buyer Employer or attempt to hire, engage, solicit or induce to leave the employ of Buyer Employer (whether as an employee, consultant or otherwise), on behalf of Seller or any other Person, any individual employed by Buyer; provided, however, that this Section 14.3(b) shall not apply to (i) solicitations or the resultant hiring of any Transferred Employee who has been terminated by Buyer or its Affiliates without cause, or (ii) solicitations made to the public or the industry through advertising or electronic listing which are not targeted at employees of Buyer or its Affiliates or the resultant hiring of any such individual.

Section 14.4 Further Assurances. From time to time after Closing, Seller, WOGC and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

ARTICLE XV

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

Section 15.1 Buyer’s Assumption of Liabilities and Losses. Without limiting any Title Indemnity entered into pursuant to Article V, any Environmental Indemnity entered into pursuant to Article VI, and the indemnity provisions set forth in Section 15.4 and 15.5, at Closing, Buyer shall assume and hereby agrees to pay, perform, fulfill and discharge and indemnify the Seller Indemnified Parties with respect to all liabilities and Losses with respect to the Assets, regardless of whether such liabilities or Losses arose prior to, on or after the Effective Time, including (a) the Assumed Environmental Liabilities, (b) the administration and payment of the suspense funds described in Section 11.3 of this Agreement, (c) the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation, processing and marketing of Hydrocarbons from the Assets, except for Property Costs which shall have been accounted for as provided under Section 3.4(b), (d) the payment of Asset Taxes and assessments attributable to the assets to the extent attributable to periods (or portions thereof) from and after the Effective Time, (e) subject to Section 15.2(g) and the adjustments to the purchase price as provided in Section 3.4, the payment of burdens (including any Royalties), (f) the Plugging and Abandonment Obligations, (g) the make-up and balancing obligations for gas from the Wells, (h) the Seller Hedge Losses, and (i) those relating to the matters described in Section 15.2(f) and Section 15.2(g) for which the Buyer Indemnified Parties are not entitled to indemnification pursuant to the terms of such Sections ((a) through (i) are, collectively, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall not include, and Buyer does not assume, any Losses of Seller to the extent that they are Retained Liabilities.

Section 15.2 Seller’s Retention of Liabilities and Losses. Without limiting the indemnity provisions set forth in Section 15.4 and 15.5, at the Closing, Seller retains and hereby agrees to pay, perform, fulfill and discharge and indemnify the Buyer Indemnified Parties with respect to all liabilities and Losses relating to (a) the employment and the termination of employment of any employee of Seller or its Affiliates and the employment and the termination of employment of any Asset Worker, in each case attributable to the period of time on and prior to the termination of the TSA, and the liabilities and obligations of Seller and its Affiliates under any Seller Plan as set forth in Section 9.4(c), (b) the matters described on Section 15.2 of the Disclosure Schedule to the extent and subject to the limitations described on Section 15.2 of the Disclosure Schedule, (c) Seller Taxes, (d) the Excluded Assets, (e) the Off-Site Environmental Liabilities, (f) personal injury (including death) claims attributable to the operation of the Assets prior to the Closing (but expressly excluding any personal injury or death claim attributable to or resulting from circumstances relating to Environmental Laws, the presence, disposal or release of materials or Hazardous Substances into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition in, on or under any of the Assets, all of which are assumed by Buyer as part of the Assumed Environmental Liabilities); provided that, if a Claim Notice is not received by Seller under this Section 15.2(f) within twelve (12) months following the Closing Date, then all liabilities and Losses relating to the matters described in this Section 15.2(f) shall become an Assumed Liability, and (g) failure to properly and timely pay, in accordance with the terms of any Lease, contract or applicable Law, all Royalties and any other amounts or proceeds owed to working interest owners (in each case) with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Effective Time, solely to the extent asserted or claimed by a Third Party; provided that, if a Claim Notice is not received by Seller under this Section 15.2(g) within nine (9) months following the Closing Date, then all liabilities and Losses relating to the matters described in this Section 15.2(g) shall become an Assumed Liability ((a) through (g) are, collectively, the “Retained Liabilities”).

Section 15.3 Invoices For Property Costs and Proceeds Received After the Final Settlement Date. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Costs paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement Statement, shall be settled as follows:

(a) Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time for which Seller has not already received a Purchase Price adjustment shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to Buyer.

(b) Property Costs. Invoices for Property Costs received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Costs received by Seller that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

(c) Duration. The provisions of this Section 15.3 shall apply until the date that is twelve (12) months following the Closing Date, after which time Buyer specifically agrees to assume, pay, become liable for and release Seller from all obligations and liabilities for Property Costs related to the Assets attributable to the periods of time both before and after the Effective Time and all such liabilities and obligations shall become part of the Assumed Liabilities.

Section 15.4 Indemnification. After the Closing, the Parties shall indemnify each other as follows:

(a) Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless the Buyer Indemnified Parties from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, (iii) any breach by Seller of any covenant or obligation under this Agreement, and (iv) Seller’s breach of its representations and warranties in this Agreement.

(b) Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless the Seller Indemnified Parties from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, (iii) any breach by Buyer of any covenant or obligation under this Agreement, and (iv) Buyer’s breach of its representations and warranties in this Agreement.

(c) Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

(d) Losses. The term “Losses” or, in the singular, “Loss,” means any and all, direct or indirect, demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, payments, charges, losses, costs, and expenses (including costs and expense of operating the Assets) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing. Without limiting the generality of the foregoing, the term “Losses” specifically includes any and all Losses arising from, attributable to, or incurred in connection with any (i) breach of contract, (ii) loss or damage to property, injury to, or death of Persons, and other tortious injury, and (iii) violations of applicable Laws, including Environmental Laws, and any other legal right or duty actionable at law or equity.

Section 15.5 Limitation on Seller’s Indemnity Obligations.

(a) Time. Seller’s indemnity obligations under this Agreement for breaches of Seller’s representations and warranties under this Agreement shall only extend to Losses for which claims notices are received by Seller on or before the expiration of any applicable survival period for such representations and warranties. Subject to any claims of Buyer under the Special Warranty of Title in the Conveyance, and without limiting Buyer’s right to assert Title Defects and Environmental Defects by the Title Defect Date or Environmental Defect Notice Date, as applicable, under Article V and Article VI, respectively, Buyer’s and Seller’s sole and exclusive remedy following Closing for any Claim or Loss relating to or arising from this Agreement shall be the indemnity provided in Section 15.4(a) and 15.4(b), respectively. Subject to any Title Indemnity entered into pursuant to Article V, any Environmental Indemnity entered into pursuant to Article VI, and the indemnity for Retained Liabilities set forth in Section 15.4(a)(i) Seller shall have no obligation to indemnify Buyer under this Agreement for, and Buyer releases Seller from, all indemnity claims not properly and timely raised as set forth herein, including all environmental matters which if asserted could have constituted Environmental Defects.

(b) Thresholds, Deductibles. Except with respect to the Fundamental Representations, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 15.4(a)(iv): (i) for any Losses with respect to any occurrence, claim, award or judgment that do not individually exceed Two Hundred Thousand Dollars ($200,000) net to Seller’s interest (the “Individual Claim Threshold”); and (ii) unless and until the aggregate Losses for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed four percent (4%) of the unadjusted Purchase Price (the “Indemnity Deductible”), and then only to the extent such Losses exceed four percent (4%) of the unadjusted Purchase Price. In addition, except for Fundamental Representations, Seller’s indemnity obligations under Section 15.4(a)(iv) shall be limited to an amount equal to five percent (5%) of the unadjusted Purchase Price (the “Indemnity Cap”). For the avoidance of doubt, the Individual Claim Threshold, Indemnity Deductible and Indemnity Cap described in this Section 15.5(b) shall not apply to any claims or Losses arising out of (1) Seller’s breach of Fundamental Representations, (2) Seller’s breach of any of its covenants under this Agreement, (3) Seller’s breach of the Special Warranty of Title in the Conveyance, and (4) the Retained Liabilities.

(c) Qualifiers. For the purposes of determining the amount of Losses for which any Party is obligated to indemnify, or for which any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, is entitled to indemnity, under Section 15.4(a)(iv) or Section 15.4(b)(iv) (but not for the purposes of determining whether a representation or warranty has been breached), qualifiers as to materiality or Material Adverse Effect set forth in each representation or warranty herein shall be disregarded.

(d) Special Warranty of Title. With respect to Seller’s Special Warranty of Title in the Conveyance, Seller’s indemnity obligation shall be limited to the Allocated Value of the particular Asset.

Section 15.6 Procedure. The indemnifications contained in Section 15.6 shall be implemented as follows:

(a) Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Person.

(b) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must state: (1) the amount of each payment claimed by an Indemnified Party to be owing, to the extent such information is available, (2) the basis for such claim, with supporting documentation, if available, and (3) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(c) Information. Within sixty (60) days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish, to the extent practicable, the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within twenty (20) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable) so long as (1) the Indemnifying Party gives written notice to the Indemnified Party within twenty (20) days that it will indemnify the Indemnified Party with respect to such Claim, (2) the Indemnifying Party conducts such defense diligently with counsels reasonably satisfactory to the Indemnified Party and (3) the Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party and does not involve a claim against a Governmental Authority or a claim alleging criminal conduct. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim. The Indemnified Party is authorized, prior to and during such 20-day period, to file any motion, answer or other pleading that it shall deem necessary and appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification. Notwithstanding the foregoing, if counsel for the Indemnified Party reasonably determines that there is a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such Claim or that there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then one counsel for the Indemnified Party (the “Indemnified Party Counsel”) shall be entitled, if the Indemnified Party so elects, to participate in or conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnified Party, at the expense of the Indemnifying Party; provided that in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one counsel selected by the Indemnified Party. No settlement of a Claim may be made by the Indemnifying Party without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party (excluding the expense of Indemnified Party Counsel which shall be borne by the Indemnifying Party), and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election to assume control by the Indemnifying Party, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article XV applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense. If the Indemnifying Party notifies the Indemnified Party that it desires to defend the Claim pursuant to this Section 15.6(c), then the Indemnifying Party shall work diligently to defend the Claim and shall not enter into any compromise or settlement or discharge with respect to the Claim without the prior written consent of the Indemnified Party unless such judgment, compromise settlement or discharge (w) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (x) involves no finding or admission of any violation of Law or the rights of any Indemnified Party, (y) does not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (z) includes, as a condition of any entry of judgment, settlement, compromise, discharge or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Claim.

Section 15.7 Dispute Resolution. The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section, such Disputes to include (i) all Disputed Title Matters, (ii) all Disputed Environmental Matters, (iii) disputes concerning a Claim or amount to be paid by an Indemnifying Party, (iv) disputes concerning the Preliminary Settlement Statement or the Final Settlement Statement as provided in Section 3.4(a) and Section

14.1(a), respectively, or (v) disputes pursuant to Section 5.4 or Section 6.2 relating to whether the threshold for termination has been met under Section 12.1(f). The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado such arbitration to be conducted as follows: the arbitration proceeding shall be submitted by the Parties to a panel of three independent and impartial arbitrators with knowledge or experience in the oil and gas industry, one selected by each of the Parties within thirty days after said written notice and a third selected by the first two arbitrators (each an “Arbitrator,” and collectively the “Arbitrators”). The third Arbitrator, selected by the first two Arbitrators, shall be a person having substantial experience and recognized expertise in oil and gas industry. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within fifteen (15) days of the Arbitrators’ decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by Buyer or Seller as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer. IN ENTERING INTO THIS SECTION 15.7, THE PARTIES ACKNOWLEDGE THAT THEY ARE VOLUNTARILY AND KNOWINGLY WAIVING THEIR RIGHTS TO JURY TRIAL.

Section 15.8 No Insurance; Subrogation. The indemnifications provided in this Article XV shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

Section 15.9 Reservation as to Non-Parties. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, Financing Source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, Financing Source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third party beneficiary of this Section 15.9.

Section 15.10 Express Negligence. The defense, indemnification, hold harmless, release, Assumed Liabilities, waiver, and limitation of liability provisions provided for in this Agreement will be applicable whether or not the liabilities, losses, costs, expenses, and damages in question arose or resulted solely from the gross, sole, active, passive, concurrent, or comparative negligence, strict liability, or other fault or violation of Law of or by any Indemnified Party. This statement complies with the express negligence rule and is conspicuous.

Section 15.11 Insurance. The amount of any Claim for which an Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the Transaction shall be reduced by any corresponding insurance proceeds from insurance policies carried by such Indemnified Party or its Affiliates that are realized by such indemnified Party from non-Party insurers with respect to such Claims.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses, including engineering, land, title, legal and accounting fees, consultant and other professional costs and expenses. Except as otherwise provided with respect to Transfer Taxes pursuant to this Agreement, Buyer shall be solely responsible and pay for (a) all recording fees related to transfer of the Assets and (b) any and all fees, costs and similar charges required in connection with the transfer of any of the Assets.

Section 16.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by electronic mail, upon acknowledgment of receipt, (iii) if mailed, three (3) Business Days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one Business Day after sending. All notices shall be addressed as follows:

If to Seller:         Whiting Oil and Gas Corporation

                             1700 Broadway, Suite 2300

                             Denver, CO 80292

                             Attention: M. Scott Regan

                             Telephone: 303-802-8336

                            E-mail: scott.regan@whiting.com

If to Buyer:         RimRock Oil & Gas Williston, LLC

                             5690 DTC Boulevard, Suite 670 E

                             Greenwood Village, CO 80111-3217

                             Attention: Andre Baillargeon

                             Telephone: 303-339-0983

                            E-mail: abaillargeon@rimrockoil.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

Section 16.3 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver; provided that, notwithstanding anything to the contrary contained herein, Section 12.2(a), Section 15.9, this Section 16.3, Section 16.8, Section 16.14 and Section 16.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of the foregoing Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 16.4 Waiver. No Party shall be deemed to have waived or discharged any claim arising out of this Agreement, or any power, right, privilege, remedy, or condition under this Agreement, unless the waiver or discharge of such claim, power, right, privilege, remedy, or condition is expressly set forth in a written instrument duly executed and delivered by or on behalf of the Party against whom the waiver or discharge is sought to be enforced. A waiver or discharge made on one occasion or a partial waiver or discharge of any power, right, privilege, remedy, or condition shall not preclude any other or further exercise or enforcement of such power, right, privilege, or remedy or requirement to satisfy such condition. No failure or delay on the part of any Party to exercise or enforce any power, right, privilege, or remedy under this Agreement or to require the satisfaction of any condition under this Agreement and no course of dealing between the Parties shall operate as a waiver, discharge, or estoppel of any such power, right, privilege, remedy, or condition.

Section 16.5 Assignment Successors, and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party). Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement or any other agreement contemplated herein shall be construed to give any Person other than the Parties and their permitted assignees (and Buyer Indemnified Parties and Seller Indemnified Parties who are entitled to indemnification under this Agreement), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and the parties to such other agreements (and Buyer Indemnified Parties and Seller Indemnified Parties who are entitled to indemnification under this Agreement), and their respective successors and permitted assigns.

Section 16.6 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the Transaction without first consulting with and notifying the other Party at lease twenty-four (24) hours before such press release or public announcement is to be made; provided, however, that either Party may make any public disclosure it believes in good faith is required by Laws or any listing or trading agreement concerning its or its parent’s publicly-traded securities.

Section 16.7 Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.

Section 16.8 Governing Law. Subject to Section 16.14, this Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction; provided that (without limiting the provisions of Section 16.14 and Section 16.15) any claims or causes of action (whether in contract or tort) in connection with this Agreement against the Financing Sources in any way relating to the Debt Financing and the transactions contemplated thereby shall be governed by and construed in accordance with the internal Laws of the State of New York.

Section 16.9 Entire Agreement. This Agreement and the Exhibits, Schedules and Disclosure Schedule attached hereto and the Confidentiality Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

Section 16.10 Knowledge. The “Knowledge” of a Party and of WOGC shall mean, for purposes of this Agreement, the knowledge as to each of Seller and WOGC, on the one hand, and Buyer, on the other hand, only of the persons listed on Schedule 16.10. “Knowledge” of a particular fact or matter by any such person as used in the immediately preceding sentence means such person is actually aware of that fact or matter or such person would reasonably be expected to be or become aware of that fact or matter based upon the prudent exercise of such person’s managerial and supervisory duties and responsibilities in the ordinary course of his or her day-to-day activities.

Section 16.11 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 16.12 Survival. The representations and warranties of Seller in Article VII and the corresponding indemnity obligations of Seller under Section 15.4(a)(iv) with respect to all such representations and warranties, shall expire and terminate at 5:00 P.M., Denver, Colorado, time, on the one (1) year anniversary of the Closing Date, provided that (i) except as set forth in Section 16.12(ii) below, Seller’s Fundamental Representations and the corresponding indemnity obligations of Seller under Section 15.4(a)(iv) with respect to such Fundamental Representations, shall survive until the six (6) year anniversary of the Closing Date, (ii) the representations and warranties contained in Section 7.10 (Taxes) and the corresponding indemnity obligations of Seller under Section 15.4(a)(iv) with respect to such representations and warranties will survive until the date that is thirty (30) days following expiration of the applicable statute of limitations and (iii) the representation and warranty in Section 7.18 (Environmental) will terminate at Closing and Seller will have no indemnification obligations under this Agreement with respect to Section 7.18. Furthermore, the Special Warranty of Title in the Conveyance shall survive until the two (2) year anniversary of the Closing Date, and Seller’s indemnity obligations under this Agreement for the Retained Liabilities shall survive indefinitely. The representations and warranties of Buyer in this Agreement and indemnities set forth in Section 15.4(b) shall survive the Closing and remain in full force and effect indefinitely. All covenants and agreements contained in this Agreement (other than covenants or agreements that by their express terms are to be performed or complied with at or prior to the Closing, which will survive until the one (1) year anniversary of the Closing Date) will survive the Closing until fully performed in accordance with their respective terms. No Party will have any liability for indemnification claims made under Article XV with respect to any such representation, warranty, covenant or agreement unless a Claim Notice with respect thereto is given to such Party in accordance with Section 15.6(b) prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement, as the case may be.

Section 16.13 Limitation on Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH

PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

Section 16.14 No Third-Party Beneficiaries. Except as expressly provided in Article XV, this Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns and there are no other third party beneficiaries to this Agreement; provided that the Financing Sources shall be deemed third party beneficiaries of Section 12.2(a), Section 15.9, Section 16.3, this Section 16.14, and Section 16.15 (and the defined terms used in such sections), each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of laws principles thereof. Without limiting the provisions of this Section 16.14 and notwithstanding anything to the contrary in this Agreement, each of the Parties hereto (a) agrees that it will not bring or support any action cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 16.2 shall be effective service of process against it for any such action brought in any such court, (d) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 16.15 Waiver of Claims Against Financing Sources. Notwithstanding anything in this Agreement to the contrary, Seller agrees, on behalf of itself and its Affiliates, that (a) none of the Financing Sources shall have any liability to Seller or its Affiliates relating to or arising out of this Agreement or the Transaction, including the financing of the Transaction, whether at law or equity, in contract, in tort or otherwise, and (b) neither Seller nor any of its Affiliates will have any rights or claims against any Financing Sources under this Agreement or any other agreement contemplated by, or entered into in connection with, the Transaction, including any commitments by the Financing Sources in respect of financing the Transaction.

Section 16.16 No Partnership; No Fiduciary Duty. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

Section 16.17 Post-Closing Audits.

(a) At Buyer’s reasonable request and expense, after Closing, and for only up to two (2) years after the Closing Date, Seller shall use commercially reasonable efforts to, and shall cause its Affiliates and its and their officers and employees to use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its independent auditor and accountants to use commercially reasonable efforts to provide sufficient materials and assist Buyer and its auditors in obtaining all financial information related to the Assets for the period prior to the Closing Date that is reasonably necessary for Buyer to prepare, and obtain any necessary audit of, any financial statements relating to the Assets to the extent required to be filed by Buyer or its Affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and the rules set forth in Regulation S-X (together with any supplementary oil and gas information required by ASC 932-235 and any pro forma financial statements of Buyer that include pro forma adjustments with respect to Sellers), and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, or to be filed with, or provided to, any other Governmental Authority or pursuant to any other applicable Law or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Buyer or its Affiliates.

(b) In connection with the preparation by Buyer of, and any necessary audit of, any financial statements as contemplated in Section 16.17(a), Seller shall provide Buyer’s representatives reasonable access during normal business hours to (i) any and all books, records, information and documents (other than the Excluded Assets) that are in Seller’s or its Affiliates’ possession as may be reasonably required in order for Buyer and its Affiliates to prepare such financial statements in accordance with the requirements of Regulation S-X under the Securities Act, and (ii) any documentation (other than any documentation that is an Excluded Asset) in its possession or reasonably accessible by Seller or its Affiliates attributable to the Assets required to complete any audit associated with such financial statements.

(c) Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to, and shall use reasonable efforts to cause it representatives to, cooperate with the independent auditor of Buyer and its Affiliates in connection with any audit of any financial statements contemplated in Section 16.17(a) relating to the Assets that Buyer or any of its Affiliates reasonably requires in connection with such audit.

(d) Requests by Buyer for cooperation, access and documentation pursuant to Section 16.17(a) through Section 16.17(c) shall be given with reasonable specificity and with reasonable advance notice to Seller so as not to unreasonably interfere with Seller’s or any of Seller’s representatives’ conduct of business. In no event shall Seller’s obligations under this Section 16.17 require Seller to create or obtain information or records that are not reasonably available to Seller or its Affiliates.

(e) For a period of two (2) years following the Closing Date, Seller shall retain, or caused to be retained, all books, records, information and documents in its or its Affiliates’ possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements contemplated in Section 16.17(a) with respect to the Assets.

(f) Buyer shall indemnify, defend and reimburse Sellers and Seller’s representatives for their reasonable out of pocket costs and expenses, including fees of any independent auditor, consultants, and general and administrative expenses, incurred by Seller and Seller’s representatives in complying with the provisions of this Section 16.17. In addition, Buyer shall pay to Seller an hourly rate of $200 for all work performed by employees of Seller or its Affiliates in connection with Seller’s performance of its obligations under this Section 16.17. Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered or incurred in connection with the assistance provided pursuant to this Section 16.17 and any information utilized in connection therewith.

Section 16.18 Agent Corp. Notwithstanding anything else contained in this Agreement, Buyer and Agent Corp shall be jointly and severally liable for all obligations of Buyer hereunder, including the Assumed Liabilities (subject to the terms and conditions hereof).

Section 16.19 Other Contract Interpretation.

(a) Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

(c) Agreement Not to Be Construed Against Drafter. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) Miscellaneous Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, or Disclosure Schedules such reference will be to an Article, Section, Exhibit, Schedule or Disclosure Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (1) “or” is disjunctive but not necessarily exclusive, (2) words in the singular include the plural and vice versa, (3) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (4) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. The Exhibits and Schedule attached to this Agreement are deemed to be part of this Agreement and included in any reference to this Agreement. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.

[Signature page follows.]

The Parties have executed this Agreement as of the date first above written.

SELLER:

Whiting Resources Corporation, a Colorado corporation

By:	/s/ James J. Volker
James J. Volker
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

WOGC has executed this Agreement as of the date first above written for the limited purposes set forth herein.

WOGC:

Whiting Oil and Gas Corporation, a Delaware corporation

By:	/s/ James J. Volker
James J. Volker
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

The Parties have executed this Agreement as of the date first above written.

BUYER:

RimRock Oil & Gas Williston, LLC, a Delaware limited liability company

By:	/s/ James B. Fraser
Name: James B. Fraser
Title: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Agent Corp has executed this Agreement as of the date first above written for the limited purposes set forth herein.

AGENT CORP:

RimRock Oil & Gas Williston Resources, Inc., a Delaware corporation

By:	/s/ James B. Fraser
Name: James B. Fraser
Title: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement